Exhibit T3E-2
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	Chapter 11

FEDERAL-MOGUL GLOBAL INC.,	Case Nos. 01-10578 (JKF)
T&N LIMITED, et al.,[1]	(Jointly Administered)

Debtors.

SUPPLEMENTAL DISCLOSURE STATEMENT RELATING TO
FOURTH AMENDED JOINT PLAN OF REORGANIZATION

[1]	The U.S. Debtors (collectively, the “U.S. Debtors”) are Carter Automotive Company, Inc., Federal-Mogul Corporation, Federal-Mogul Dutch Holdings Inc., Federal-Mogul FX, Inc., Federal-Mogul Global Inc., Federal-Mogul Global Properties, Inc., Federal-Mogul Ignition Company, Federal-Mogul Machine Tool, Inc., Federal-Mogul Mystic, Inc., Federal-Mogul Piston Rings, Inc., Federal-Mogul Powertrain, Inc., Federal-Mogul Products, Inc., Federal-Mogul Puerto Rico, Inc., Federal-Mogul U.K. Holdings, Inc., Federal-Mogul Venture Corporation, Federal-Mogul World Wide, Inc., Felt Products Manufacturing Co., FM International LLC, Ferodo America, Inc., Gasket Holdings Inc., J.W.J. Holdings, Inc., McCord Sealing, Inc., and T&N Industries Inc.
The U.K. Debtors (collectively, the “U.K. Debtors”) are AE Dayton Services Limited, AE Group Machines Limited, AE Holdings Limited, AE International Limited, AE Limited, AE Piston Products Limited, AE Sales (Africa) Limited, Aeroplane & Motor Aluminum Castings Limited, Amber Supervision Limited, Ashburton Road Services Limited, Associated Engineering Group Limited, Awncast Limited, Bearings (North-Western) Limited, Brake Linings Limited, Colvan Rubber Co. Limited, Contact 100 Limited, Cosmid Limited, Cranhold Limited, Dealings Limited, Dumplington Services Limited, Duron Limited, E W Engineering Limited, Edmunds, Walker & Co. Limited, Engineering Components Limited, Federal-Mogul Acquisition Company Limited, Federal-Mogul Aftermarket UK Limited, Federal-Mogul Bradford Limited, Federal-Mogul Brake Systems Limited, Federal-Mogul Bridgwater Limited, Federal-Mogul Camshaft Castings Limited, Federal-Mogul Camshafts Limited, Federal-Mogul Engineering Limited, Federal-Mogul Eurofriction Limited, Federal-Mogul Export Services Limited, Federal-Mogul Friction Products Limited, Federal-Mogul Global Growth Limited, Federal-Mogul Ignition (U.K.) Limited, Federal-Mogul Powertrain Systems International Limited, Federal-Mogul Sealing Systems (Cardiff) Limited, Federal-Mogul Sealing Systems (Rochdale) Limited, Federal-Mogul Sealing Systems (Slough) Limited, Federal-Mogul Sealing Systems Limited, Federal-Mogul Shoreham Limited, Federal-Mogul Sintered Products Limited, Federal-Mogul Systems Protection Group Limited, Federal-Mogul Technology Limited, Federal-Mogul U.K. Limited, Ferodo Caernarfon Limited, Ferodo Limited, FHE Technology Limited, Fleetside Investments Limited, F-M UK Holding Limited, FP Diesel Limited, Friction Materials Limited, G.B. Tools & Components Exports Limited, Genthope Limited, Greet Limited, Halls Gaskets Limited, Hepworth & Grandage Limited, High Precision Equipment Limited, Inblot Limited, Instantwonder Limited, J.W. Roberts Limited, Kings Park Housing Limited, Lalton Limited, Lanoth Limited, Lanoth Precision Equipment Limited, Leeds Piston Ring & Engineering Co. Limited, M.T.A. (Kettering) Limited, Mantro Engineering Co. Limited, Mobile Distributing (Spares) Limited, Moores Plastic Units Limited, Newalls Insulation Company Limited, Ontall Limited, Payen (Europe) Limited, Pecal Limited, Presswork-Components Limited, Sintration Limited, Sourcelook Limited, Specialloid, Limited, STS (1996) Limited, TAF International Limited, T&N Holdings Limited, T&N International Limited, T&N Investments Limited, T&N Limited, T&N Materials Research Limited, T&N Piston Products Group Limited, T&N Properties Limited, T&N Shelf Eight Limited, T&N Shelf Eighteen Limited, T&N Shelf Fifteen Limited, T&N Shelf Five Limited, T&N Shelf Four Limited, T&N Shelf Fourteen Limited, T&N Shelf Nine Limited, T&N Shelf Nineteen Limited, T&N Shelf One Limited, T&N Shelf Seven Limited, T&N Shelf Six Limited, T&N Shelf Sixteen Limited, T&N Shelf Ten Limited, T&N Shelf Thirteen Limited, T&N Shelf Thirty Limited, T&N Shelf Thirty-One Limited, T&N Shelf Thirty-Three Limited, T&N Shelf Three Limited, T&N Shelf Twenty Limited, T&N Shelf Twenty-Eight Limited, T&N Shelf Twenty-Five Limited, T&N Shelf Twenty-Four Limited, T&N Shelf Twenty-Nine Limited, T&N Shelf Twenty-One Limited, T&N Shelf Twenty-Six Limited, T&N Shelf Twenty-Two Limited, T&N Shelf Two Limited, T&N Trade Marks Limited, T&N Welfare Trust Limited, TBA Belting Limited, TBA Belting (Residual) Limited, TBA Industrial Products Limited, Telford Rubber Processors Limited, Telford Technology Supplies Limited, The British Piston Ring Company Limited, The Washington Chemical Company Limited, Tinblo Limited, Touchdown Adhesive Products Limited, Turner & Newall Limited, Turner Bro thers Asbestos Company Limited, Tynoda Limited, Vanwall Cars Limited, Wellworthy Limited, Wellworthy Property Developments Limited, and William C. Jones (Polymers) Limited. Unlike all the other U.K. Debtors, T&N Investments Limited is a Scottish rather than English company and commenced administration in Scotland in April 2002.

I. INTRODUCTION
A.	Background Concerning this Supplemental Disclosure Statement
     In accordance with Section 1125 of the Bankruptcy Code, the Debtors,2 the Official Committee of Unsecured Creditors, the Official Committee of Asbestos Claimants, the Legal Representative for Future Asbestos Claimants, the Official Committee of Equity Security Holders and JPMorgan Chase Bank, N.A., as Administrative Agent for the holders of Bank Claims (collectively, the “Plan Proponents”) submit this Supplemental Disclosure Statement (the “Supplemental Disclosure Statement”) in connection with the solicitation of votes from certain classes of creditors on the Fourth Amended Joint Plan of Reorganization (the “Plan” or the “Fourth Amended Plan”), a copy of which is attached as Exhibit A to this Supplemental Disclosure Statement. The Fourth Amended Plan is jointly proposed by the Plan Proponents.
     As described further herein, the Fourth Amended Plan modifies certain portions of the Third Amended Joint Plan of Reorganization dated June 4, 2004 (the “Third Amended Plan”) which was sent to the holders of Claims against and Equity Interests in the Debtors for voting in July 2004. The purpose of this Supplemental Disclosure Statement is to provide information concerning these modifications to the holders of (i) Pneumo Asbestos Claims (as defined herein), (ii) all other Asbestos Personal Injury Claims against the Debtors and (iii) all Asbestos Property Damage Claims against the Debtors (collectively, the “Asbestos Claims”). As a result of these modifications, moreover, the holders of these Asbestos Claims will be entitled to vote on the Fourth Amended Plan (whether or not such holders voted on the Third Amended Plan).
     FOR ALL CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS OTHER THAN ASBESTOS CLAIMS, THE FOURTH AMENDED PLAN PROVIDES FOR TREATMENT THAT IS NOT MATERIALLY ADVERSE TO THE TREATMENT THAT WAS PROVIDED TO SUCH CLAIMS AND EQUITY INTERESTS UNDER THE THIRD AMENDED PLAN. AS A RESULT, THE BANKRUPTCY COURT HAS DETERMINED THAT THE HOLDERS OF SUCH CLAIMS AND EQUITY INTERESTS WILL NOT VOTE ANEW ON THE FOURTH AMENDED PLAN. INSTEAD, WHETHER OR NOT THE FOURTH AMENDED PLAN IS ACCEPTED BY THE HOLDERS OF CLAIMS AND EQUITY INTERESTS OTHER THAN ASBESTOS CLAIMS WILL BE DETERMINED ACCORDING TO THE VOTES CAST BY THE HOLDERS OF SUCH CLAIMS AND EQUITY INTERESTS ON THE THIRD AMENDED PLAN.
     For a historical description of the Debtors’ businesses, additional historical detail concerning the Debtors’ reorganization proceedings, and a more detailed discussion of the Debtors and their reorganization proceedings, please review the Disclosure Statement Describing Third Amended Joint Plan of Reorganization (the “Third Amended Disclosure Statement”), which was approved by the Bankruptcy Court on June 4, 2004 and was mailed to holders of claims against the Debtors in July 2004. If you did not receive or no longer have a copy of the Third Amended Disclosure Statement, you may obtain a copy of it at http://www.fmoplan.com or by contacting the Debtors’ voting agent, The Garden City Group, Inc. at 1-888-212-5571 (in the U.S.), 0800 4556 6464 (in the U.K.) and 1-941-906-4604 (for the rest of the world).
     In the event of any inconsistency between this Supplemental Disclosure Statement and the Fourth Amended Plan, the terms of the Fourth Amended Plan will control. You are urged to review fully the terms of the Fourth Amended Plan, the Third Amended Disclosure Statement and this Supplemental Disclosure Statement before casting your ballot to vote on the Fourth Amended Plan.
     Any statement in this Supplemental Disclosure Statement concerning the provisions of any document is not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Supplemental Disclosure Statement have not been attached as exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Supplemental

[2]	Unless otherwise defined elsewhere in this Supplemental Disclosure Statement, capitalized terms used but not defined herein have the meanings ascribed to them in the Fourth Amended Plan or the Bankruptcy Code.

Disclosure Statement, because the documents have been filed with the Bankruptcy Court, and/or because the documents have been previously served upon the recipients of this Supplemental Disclosure Statement.
     The statements contained in this Supplemental Disclosure Statement are made as of the date hereof unless another time is specified herein, and the delivery of this supplement shall not create an implication that there has been no change in the information stated since the date hereof. This Supplemental Disclosure Statement and the Third Amended Disclosure Statement have not been filed with, reviewed, or approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities regulator, and neither the SEC or any state securities regulator has passed upon the accuracy or adequacy of the information contained herein.
     Defined terms used in this Supplemental Disclosure Statement shall have the meanings ascribed thereto in the Plan or the Plan Documents, as applicable.
B.	Contents of this Supplemental Disclosure Statement
     This Supplemental Disclosure Statement contains information concerning:
     (i) the U.K. Global Settlement Agreement and the Company Voluntary Arrangements for 51 of the U.K. Debtors, pursuant to which most Claims against the U.K. Debtors will be processed and paid in accordance with English law (with certain exceptions, the most noteworthy of which are Asbestos Personal Injury Claims asserted by U.S. claimants);
     (ii) the promised issuance by the Trust to Reorganized Federal-Mogul of a note in the face amount of $125,000,000 and the exchange by Reorganized Federal-Mogul of such note for a specified amount of Reorganized Federal-Mogul Class B Common Stock or cash (as applicable);
     (iii) the grant of a call option on the Reorganized Federal-Mogul Class B Common Stock to be distributed to the Trust pursuant to the Plan in favor of Thornwood Associates Limited Partnership (“Thornwood”) (or its designee), whereby Thornwood (or its designee) will be entitled to purchase 86.111111111% of the Reorganized Federal-Mogul Class B Common Stock within sixty (60) days of the Effective Date for $775,000,000 in aggregate consideration, and certain additional shares of Reorganized Federal-Mogul Class B Common Stock depending upon whether the Trust repays the $125,000,000 note in stock or cash;
     (iv) certain revisions to the Asbestos Personal Injury Trust Distribution Procedures, which have been made to take account of, among other things, the U.K. Global Settlement Agreement and the CVAs;
     (v) the settlement of all claims held against the Debtors and their Affiliates by Cooper Industries, LLC (successor in interest to Cooper Industries, Inc.), Pneumo Abex LLC (successor by merger to Pneumo Abex Corporation), their affiliates, and certain other parties (the “Pneumo Abex Settlement”), pursuant to one of two distinct and mutually exclusive proposals: (a) the first proposal contemplates that the Pneumo Asbestos Claims (as defined in the Addendum and in Section IV.A of this Supplemental Disclosure Statement) will be channeled to and paid out of a sub-fund of the Trust and enjoined from pursuing recovery from the Pneumo Protected Parties in exchange for a contribution to the Trust by the Pneumo Protected Parties of cash, a promissory note, stock and insurance proceeds, and (b) the second proposal provides that the Trust will pay an amount of cash to Cooper and Pneumo Abex in full and complete satisfaction of the Pneumo Protected Parties’ claims or causes of action against the Debtors, but the Pneumo Protected Parties will not receive the benefit of any injunction under the Plan preventing the assertion of Pneumo Asbestos Claims against any of them;
     (vi) a number of miscellaneous matters, including (a) the settlement in early 2005 of certain sizeable claims that had been asserted by the Center for Claims Resolution (the “CCR”)

and certain issuers of Surety Bonds in connection with the alleged obligations of certain of the Debtors to the CCR, (b) certain stock options to be granted to José Maria Alapont, Federal-Mogul Corporation’s President, Chairman of the Board of Directors and Chief Executive Officer; (c) the filing of various documents relating to the post-Effective Date governance of the Reorganized Debtors, (d) the estimation of asbestos personal injury claims against Debtor T&N Limited and a pending appeal of that estimation, (e) certain matters relating to the Debtors’ asbestos-related insurance, (f) an election to be provided under the Plan for holders of Class H Unsecured Claims to receive their distributions under the Plan in Reorganized Federal-Mogul Class A Common Stock rather than Cash, and (g) certain matters relating to the ongoing restructuring of the businesses of the Debtors and their Non-Debtor Affiliates; and
     (vii) the updated valuation of Reorganized Federal-Mogul performed by Jefferies & Company, Inc., financial advisors to the Unsecured Creditors Committee.
The matters described in the first three items above are discussed in Section II, below. The remaining matters are each discussed in separate sections thereafter.
     This Supplemental Disclosure Statement was approved by the Bankruptcy Court on February 5, 2007 in order to provide information to holders of claims in specific classes whose votes on the Fourth Amended Plan are being solicited at this time.
C.	Voting on the Fourth Amended Plan
     On February 5, 2007, the Bankruptcy Court entered an order which, among other things, designates which claimants are entitled to vote on the Fourth Amended Plan and establishes other procedures for the solicitation and tabulation of ballots (the “Supplemental Voting Procedures Order”). The Supplemental Voting Procedures Order also identifies certain classes of claims that will not be required to vote again on the Fourth Amended Plan, but will instead have their votes on the Third Amended Plan applied in the voting process for the Fourth Amended Plan, because such classes of claims have had no material adverse change to their treatment from the Third Amended Plan to the Fourth Amended Plan.
     Votes on the Fourth Amended Plan are being re-solicited from the following classes of claims only:
•	Class C Surety Claims

•	Class H Unsecured Claims against the U.K. Debtors

•	Class H.PD Asbestos Property Damage Claims against the U.K. Debtors

•	Class I Non-Priority Employee Benefit Claims against the U.K. Debtors; and

•	Class J Asbestos Personal Injury Claims
Claimants in these classes that are satisfied with their prior votes are not required to re-vote. If the holder of a claim does not re-vote, then any prior vote cast on the Third Amended Plan by such holder shall be counted for the purposes of computing acceptance or rejection of the Fourth Amended Plan. The Plan Proponents are not resoliciting votes from any other classes of creditors.
     In addition, votes are being separately solicited from the holders of Pneumo Asbestos Claims to accept the inclusion in the Plan of the Plan A Settlement portion of the Pneumo Abex Settlement. The Plan A Settlement is described in detail in Section IV.D.1 of this Supplemental Disclosure Statement. If you are a holder of a Pneumo Asbestos Claim or represent a holder of a Pneumo Asbestos Claim, you should read this Supplemental Disclosure Statement carefully before voting on whether to accept the inclusion of the Plan A Settlement into the Plan. To accommodate the possibility that the Plan A Settlement is not ultimately implemented, the votes of holders of Cooper Claims and Pneumo Abex Claims (each classified into Class Q against certain Debtors under the Plan) are also being solicited.
     In order to have your vote counted, you must complete and mail the enclosed ballot to the address set forth thereon so that it is received by April 6, 2007 at 4:00 p.m. prevailing Eastern time (the “Supplemental Voting Deadline”). You must complete the ballot and indicate either your acceptance or rejection of the Fourth Amended Plan. Facsimile copies of the ballot will not be accepted and the ballot must bear an original signature. Any ballot received after the Supplemental Voting Deadline will not be counted.
D.	Date and Time of the Confirmation Hearing
     The Bankruptcy Court has scheduled the Confirmation Hearing for May 8, 2007 at 9:00 a.m. (prevailing Eastern time) at the United States Bankruptcy Court for the Western District of Pennsylvania, 5414 U.S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of adjournment at the Confirmation Hearing, and at any subsequent adjourned Confirmation Hearing.
     Any objections to Confirmation of the Fourth Amended Plan must be made in writing and specify in detail (1) the name and address of the objector, (2) all grounds for the objection, and (3) the amount of the Claim or number and class of shares of Equity Interests held by the objector. Any such objection must be filed with the Bankruptcy Court on or before April 6, 2007 at 4:00 p.m. (prevailing Eastern time).
II. INFORMATION REGARDING THE U.K. GLOBAL SETTLEMENT
A.	Background
     In the Third Amended Disclosure Statement, the Plan Proponents disclosed that the Administrators of the U.K. Debtors had not agreed at that time to propose any company voluntary arrangements or schemes of arrangement for the U.K. Debtors that would parallel the terms of the Third Amended Plan. The Third Amended Disclosure Statement also contained an extensive discussion of the Administrators’ objections to the Third Amended Plan and why the Administrators believed that the Third Amended Plan would ultimately not deliver a better result to creditors of the U.K. Debtors than would a realization process for the assets of the U.K. Debtors, under which the assets of the U.K. Debtors would be sold and the proceeds distributed in accordance with U.K. law. The objections of the Administrators that were identified in the Third Amended Disclosure Statement were ultimately embodied in the Administrators’ objection to the Third Amended Plan, which was filed with the Bankruptcy Court in December 2004.
     As a result of negotiations between the Plan Proponents and the Administrators throughout late 2004 and 2005, it became apparent that the principal differences between the Plan Proponents and the Administrators ultimately concerned whether U.S. or U.K. law should apply to the valuation of two classes of claims against the U.K. Debtors; namely, U.S. Asbestos Personal Injury Claims against T&N Limited and claims relating to the T&N Pension Plan. With respect to the first issue, the Plan Proponents asserted that U.S. law should apply to the valuation of U.S. Asbestos Personal Injury Claims against T&N Limited and that, in particular, the estimation made by the District Court in the Debtors’ Chapter 11 Cases in September 2005 that the value of U.S. Asbestos Personal Injury Claims against T&N Limited was $9 billion should be afforded recognition in the United Kingdom. In contrast, the Administrators asserted that the liquidation and allowance of U.S. Asbestos Personal Injury Claims against T&N Limited should be conducted under U.K. law and subjected to a U.K. proving process. The U.K. law and process would, in the Administrators’ view, have substantially reduced both the number and amount of allowed U.S. Asbestos Personal Injury Claims.
     With respect to the T&N Pension Plan claims, the Administrators and the Trustees of the T&N Pension Plan asserted that they were obligated under U.K. law to value such claims at approximately £1.8 billion ($3.1 billion), which represented the underfunding of the T&N Pension Plan as determined by an actuarial evaluation. The Plan Proponents asserted that the £1.8 billion figure was inflated and did not represent a correct valuation of the asserted underfunding because it was dependent upon assumptions as to the future operations of the T&N Pension

Plan and the discounting of the T&N Pension Plan claims to present value that the Plan Proponents believed were unrealistic and contrary to common practice. The Plan Proponents requested that the Bankruptcy Court estimate the value of the T&N Pension Plan claims in October 2004, which request was denied.
     The effect of these disputes, which had substantial ramifications for how the value of the U.K. Debtors would be allocated to creditors, was effectively to prevent Confirmation of the Third Amended Plan in late 2004 and into 2005. During that time, the Plan Proponents and the Administrators attempted to resolve these issues through intensive negotiations, which initially proved unsuccessful. As a result, the Administrators in May 2005 commenced a controlled realization process for the U.K. Debtors, under which they marketed the businesses and assets of the U.K. Debtors for sale to third parties. The Administrators also revoked the consent by which the U.K. Debtors’ management had operated the U.K. Debtors’ businesses since the commencement of the Reorganization Cases, and instead took direct control of the U.K. Debtors’ businesses. The Plan Proponents opposed all of these actions, and continued to pursue negotiations with the Administrators aimed at a consensual resolution of the parties’ outstanding issues.
     In September 2005, after the Administrators entered into an agreement to sell certain inter-company Loan Notes that were among the most significant assets of the U.K. Debtors to a third party, the Plan Proponents and the Administrators agreed to a negotiated resolution of their issues which would allow for the development and proposal of a consensual plan of reorganization in the United States and company voluntary arrangements (“CVAs”) in the United Kingdom. The resolution also would permit Federal-Mogul Corporation to continue its ownership of the U.K. Debtors and the inter-company Loan Notes. The terms of that settlement were embodied in the U.K. Global Settlement Agreement, discussed below. On September 26, 2005, the Debtors filed the U.K. Global Settlement Agreement with the Bankruptcy Court.
     On November 15, 2005, the Bankruptcy Court entered an order substantially approving the U.K. Global Settlement Agreement and allowing for the promotion and recommendation of the CVAs in the United Kingdom by the Administrators.
B.	Description of the U.K. Global Settlement Agreement and Sale of the Loan Notes
     In essence, the U.K. Global Settlement Agreement provides that the holders of most claims against the U.K. Debtors (except U.S. Asbestos Personal Injury Claims and certain other limited categories of claims) will prove their claims in accordance with U.K. law and have those claims paid under the CVAs following approval of the CVAs by creditors. The U.K. Global Settlement Agreement also sets out the principal terms of the CVAs, which are summarized as follows:
•	Payments to most creditors of the U.K. Debtors will be made out of reserves established under the CVAs and funded by cash held by the Administrators, as augmented by the price paid for the Loan Notes (discussed below).

•	Payments to holders of U.K. and Australian Asbestos Personal Injury Claims against the U.K. Debtors, as well as certain other specified classes of Asbestos Personal Injury Claims against the U.K. Debtors, will be made from a U.K. Asbestos Trust to be established under the CVAs and out of a reserve for so-called “Chester Street Claims.” Rights and recoveries under the Hercules Policy, a £500,000,000 asbestos liability policy covering T&N Limited and certain of the other Debtors, are also allocated between the U.K. Asbestos Trust and the Trust to be established under the Fourth Amended Plan.

•	Claims relating to the T&N Pension Plan will be satisfied through a £193,000,000 payment under the CVAs in satisfaction of the T&N Pension Plan’s claims against T&N. The T&N Pension Plan is also entitled under the CVAs to prove claims against certain other U.K. Debtors and to receive payment on account of such claims under the CVAs if those claims are proved, subject to limits on the amount of such claims. In exchange for this treatment, the pensions authorities in the United Kingdom release and discharge their claims against all of the Debtors and their Affiliates.
     The U.K. Global Settlement Agreement also provided for the sale to Federal-Mogul Corporation (or a designated affiliate thereof) of certain intercompany Loan Notes that were held by T&N Limited and represented amounts owed to T&N Limited from affiliates of Federal-Mogul Corporation in France, Germany, and Italy (the “Loan Notes”). Those Loan Notes had an aggregate face value of approximately $898,000,000. In August 2005, as part of the controlled realization process for the assets of the U.K. Debtors commenced by the Administrators, the Administrators entered into a conditional agreement with Deutsche Bank AG, London (“Deutsche Bank”) to purchase the Loan Notes for a net purchase price of approximately $356 million. That conditional agreement, however, permitted the Administrators to accept another offer for the Loan Notes if the Administrators determined that such offer was more advantageous than the Deutsche Bank offer, provided that Deutsche Bank would be paid a “break fee” of approximately $21 million if another offer was ultimately accepted by the Administrators.
     Following the Administrators’ entry into the conditional agreement with Deutsche Bank, the Plan Proponents proposed an alternative “Top-Up Offer” for the Loan Notes to the Administrators. The Top-Up Offer equaled the difference between the cash already held by the Administrators (less £20 million to be set aside to provide working capital to the U.K. Debtors) and the amounts necessary to fund certain payments of and reserves to be set aside for claims against the U.K. Debtors under the CVAs described above. The U.K. Global Settlement Agreement provided that Federal-Mogul Corporation (or its designee) could make the Top-Up Offer by November 18, 2005. Following a consensual extension of time with the Administrators, Federal-Mogul Corporation and one of its non-Debtor Affiliates (Federal-Mogul (Continental European Operations) Limited) made the Top-Up Offer to the Administrators on December 7, 2005, and the sale of the Loan Notes pursuant to the Top-Up Offer closed on December 30, 2005.
C.	Proposal, Creditor Approval and Effectiveness of the CVAs
     Following the closing of the sale of the Loan Notes, the Administrators and the Plan Proponents began preparing the CVAs and the voluminous ancillary documentation in connection with the CVAs, including the documentation relating to the establishment of the U.K. Asbestos Trust, explanatory documents, solicitation materials, and other relevant materials. Numerous other constituencies in the U.K. Debtors’ reorganization proceedings were involved in this process as well.
     On July 10, 2006, the Administrators mailed copies of the CVAs and the ancillary documents to creditors of the U.K. Debtors for the purpose of soliciting proxies on the CVAs. Votes on the CVAs, including those cast by proxy, were tabulated at meetings of creditors and shareholders convened by the Administrators on September 7, 2006 in Manchester, England. At those meetings, the creditors and shareholders voted to approve the CVAs for all 51 U.K. Debtors for which CVAs had been proposed.
     Following the votes by creditors and equity holders to approve all of the CVAs, the Administrators prepared reports of the creditors’ and shareholders’ meetings reflecting those affirmative votes and filed those reports with the High Court of Justice in London. The filing of those reports commenced a 28-day period in which creditors and/or other parties in interest could bring legal challenges to the CVAs in accordance with English law. That 28-day period expired on October 10, 2006 with no challenges to the CVAs having been made. Accordingly, the CVAs became effective on October 11, 2006.
     Parties who wish to view copies of the CVAs and other documents relating to the CVAs may do so at http://www.fmukclaims.co.uk. The CVAs for 49 of the U.K. Debtors (i.e., all U.K. Debtors for which CVAs were proposed save F-M UK Holding Limited and Federal-Mogul Global Growth Limited), which are known as the “Principal CVAs”, are attached to the Plan as Exhibit 1.1.171. The CVAs for F-M UK Holding Limited and Federal-Mogul Global Growth Limited, which are known as the “Ancillary CVAs”, are attached to the Plan as Exhibit 1.1.14.
D.	Discharge of Administration Proceedings for Certain U.K. Debtors

     Following the coming into effect of the CVAs for certain of the U.K. Debtors, the Administrators moved the U.K. Court to discharge the administration proceedings for the U.K. Debtors on the grounds that the purpose of those proceedings had been fulfilled. On November 17, 2006, an order was made by the U.K. Court, effective as of December 1, 2006, discharging the administration proceedings for the 51 U.K. Debtors that had CVAs proposed for them, as well as for certain others of the U.K. Debtors. The administration proceedings for the remaining U.K. Debtors, which are companies that have no history of asbestos-related claims or any use of asbestos in their business operations, remain in effect and are anticipated by the Debtors to remain in effect until after the Effective Date of the Plan.
E.	Plan Modifications Following the U.K. Global Settlement Agreement and the CVAs
     Following the U.K. Global Settlement Agreement and the CVAs, the ensuing modifications have been made to the Third Amended Plan.
     1. Treatment of Asbestos Personal Injury Claims Against the U.K. Debtors
     As under the Third Amended Plan, the Trust will still assume liability for all Asbestos Personal Injury Claims against the Debtors in accordance with Article IV of the Plan. Unlike the Third Amended Plan, however, the Trust shall direct all CVA Asbestos Claims (being, for the most part, Asbestos Personal Injury Claims in the U.K., Australia and South Africa) to the U.K. Asbestos Trust for resolution in accordance with the CVAs. This is because the CVAs provide for the treatment and payment of these Claims. The treatment of and payments to the holders of these CVA Asbestos Claims by the U.K. Asbestos Trust shall be the sole treatment and payments available to the holders of these Claims. Such treatment and payments, moreover, shall be deemed treatment by the Trust and the holders of such Claims shall have no other rights against the Trust or entitlement to any payments from the Trust.
     The U.K. Asbestos Trust has been funded under the CVAs with £33 million to address Asbestos Personal Injury Claims that, broadly speaking, arise from exposure to asbestos-containing products in the United Kingdom and Australia, as well as so-called “Cape Claims,” which are described in detail in the Principal CVAs. In addition, the U.K. Asbestos Trust has been funded with £22 million from which to satisfy so-called Chester Street Claims, which are also described in detail in the CVAs. The U.K. Asbestos Trust may also receive certain additional payments by claiming in the CVAs of certain other U.K. Debtors on account of asbestos claims submitted against those U.K. Debtors.
     2. Treatment of Asbestos Property Damage Claims Against the U.K. Debtors
     The Third Amended Plan classified and treated Asbestos Property Damage Claims as Unsecured Claims. Holders of Allowed Asbestos Property Damage Claims against a U.K. Debtor were thus entitled to a Distribution based upon the relevant distribution ratio applicable to that U.K. Debtor (which ratios ranged roughly from 0% to 7.2%).
     The Fourth Amended Plan modifies that treatment. Specifically, the Plan provides that Asbestos Property Damage Claims will receive one of two alternative treatments set forth below, except for those Asbestos Property Damage Claims that are subject to that certain Settlement Agreement that is attached to the Plan as Exhibit 8.26, provided the Bankruptcy Court has approved that Settlement Agreement and the order approving that Settlement Agreement has become a Final Order. The Settlement Agreement involves approximately 886 Asbestos Property Damage Claims and a class of Asbestos Property Damage Claims that was certified prior to the Petition Date, and provides that those 886 Asbestos Property Damage Claims and members of the certified class will receive their allocable share of $36.2 million through procedures enumerated in the Settlement Agreement.
     The holders of Asbestos Property Damage Claims that were filed in these Reorganization Cases that are not parties to the aforementioned Settlement Agreement can be divided into the following three groups: (i) the holders of approximately 26 Asbestos Property Damage Claims have entered into individual settlements or stipulations with the Debtors fixing and allowed their Claims at an agreed amount; (ii) the Debtors have determined not to object to two Asbestos Property Damage Claims; and (iii) approximately 2,800 Asbestos Property Damage Claims have been withdrawn or disallowed as a result of numerous omnibus objections filed by the Debtors.

     For Asbestos Property Damage Claims that are not part of the Settlement Agreement described above, and have not been disallowed or withdrawn, the Fourth Amended Plan provides for one of two treatments. As part of the U.K. Global Settlement Agreement, and as set forth in the CVAs described in Section II.C above, the Plan Proponents agreed to fund a £5.5 million reserve under the CVAs for (a) the payment of a 25% distribution to the holders of Allowed Asbestos Property Damage Claims against the relevant U.K. Debtors and (b) the payment of costs incurred by the CVA Supervisors in administering, admitting, rejecting and/or otherwise dealing with such Claims under the CVAs. Asbestos Property Damage Claims and their attendant costs shall only be paid from this reserve in the event that the holders of such claims elect to prove their claims under the CVAs in accordance with U.K. law and process.
     The U.K. Global Settlement Agreement also provided that Federal-Mogul Corporation would indemnify the CVA Supervisors to the extent the foregoing distributions and costs exceed the £5.5 million reserve. The CVAs provide for a bar date for the submission of Notices of Claim on account of Asbestos Property Damage Claims. In addition, the CVAs provide that any excess remaining in the £5.5 million reserve shall, subject to the payment of pending distributions and costs relating to Asbestos Property Damage Claims under the CVAs, be returned to Federal-Mogul Corporation following the passage of such bar date.
     The Fourth Amended Plan also incorporates these Asbestos Property Damage Claims-related provisions. Specifically, the Fourth Amended Plan separately classifies Asbestos Property Damage Claims against the three U.K. Debtors with known asbestos property damage liabilities (T&N Limited, J.W. Roberts Limited and TAF International Limited). The Fourth Amended Plan further provides that if a holder of an Asbestos Property Damage Claim in any of these three Classes timely submits a Notice of Claim under the CVAs (the claims process in the U.K. which has not yet commenced), that submission will be an irrevocable election by the claimant to prove its Claim solely under the CVAs. If, on the other hand, a holder of an Asbestos Property Damage Claim in one of these Classes does not timely submit a Notice of Claim under the CVAs, that non-election will be deemed an irrevocable election by the claimant to prove its Claim in the Chapter 11 cases of the relevant U.K. Debtor(s). Under two stipulations between the Debtors and holders of Asbestos Property Damage Claims, certain Asbestos Property Damage Claims will be Allowed and paid under the CVAs.
     Holders of Asbestos Property Damage Claims in these Classes that do not elect to have their Claims treated under the CVAs will be entitled to receive a cash distribution on account of their Allowed Claim under the Plan. Holders of Asbestos Property Damage Claims that are Allowed against T&N shall receive a distribution of eight cents on the dollar (8%) on the Allowed amount of such Claim. Approximately 20 Asbestos Property Damage Claims against T&N have been Allowed or deemed Allowed and will receive this 8% distribution on the Allowed amount of their Claim. Asbestos Property Damage Claims against J.W. Roberts Limited and TAF International Limited, if any are ultimately Allowed, will receive an extremely small percentage of dividends under the Plan, reflecting the extremely low level of assets of each of those Debtors. The total value of the assets of TAF International Limited is less than £1,000 (approximately $1,850). The Administrators have projected the total realizable value of the assets of J.W. Roberts Limited at between £3,000 and £3,300 (approximately $5,550 to $6,105).
     3. Treatment of Other Classes of Claims against the U.K. Debtors
     For all Classes of Claims against the U.K. Debtors other than Asbestos Personal Injury Claims and Asbestos Property Damage Claims, the Third Amended Plan has been modified to provide that the holders of these Claims shall receive the treatment afforded to such Claims under the CVAs in full satisfaction of their Claims against the U.K. Debtors. These Claims include, among others, Unsecured Claims and, specifically, the FM Ignition Pension Employee Benefit Claims and the T&N Pension Plan Employee Benefit Claims. The Administrators have opined that the recovery for these Claims under the CVAs is better than the recovery that was provided for these Claims under the Third Amended Plan.
     4. Specific Provisions Relating to Reorganized Federal-Mogul Class B Common Stock
     In connection with the U.K. Global Settlement, the Plan Proponents entered into an ancillary agreement which provides that the Trust will issue Reorganized Federal-Mogul a note in the face amount of $125,000,000 (the “$125 Million Note”), which will mature 10 Business Days after the Effective Date (the “Maturity Date”). In addition, also on the Effective Date, the Trust shall grant Reorganized Federal-Mogul a security interest in 13.888888888% of the Reorganized Federal-Mogul Class B Common Stock to be distributed to the Trust pursuant to the Plan (the “Pledged Stock”). On the Maturity Date, in exchange for and in complete satisfaction of the note, the Trust shall either pay the entire $125 million principal amount in Cash to Reorganized Federal-Mogul, or, if the Trust does not make the foregoing payment on the Maturity Date, then Reorganized Federal-Mogul shall automatically and without any further notice or action have full and complete ownership of the Pledged Stock; provided, however, that 32% of the Pledged Stock so paid to Reorganized Federal-Mogul shall be held in escrow by Reorganized Federal-Mogul (the “Escrowed Shares”) or, if the $125 million principal amount is paid in Cash, 32% of such Cash shall be held in escrow by Reorganized Federal-Mogul (the “Escrowed Cash”). If, after the Chester Street Costs and the Chester Street Trust Claims have been satisfied or paid for in full, any portion of the Chester Street Fund Assets is released to Reorganized T&N Limited or such other member or members of the UK Group as Reorganized F-M UK Holding Limited may direct pursuant to the Principal CVAs and the UK Trust Deed, a number of the Escrowed Shares equivalent in value at the time of the release to the portion of the Chester Street Fund Assets released pursuant to the Principal CVAs and the UK Trust Deed shall be returned to the Trust; provided, however, that if an amount in excess of £22 million is released, then a number of shares valued at $17.9640719 per share shall be returned to the Trust (any and all shares returned to the Trust as described in this sentence, the “Returned Shares”) with respect to any amount released pursuant to the Principal CVAs and the UK Trust Deed in excess of £22 million. If, however the $125 million principal amount is paid in Cash, a percentage of the Escrowed Cash equivalent in value to the portion of the Chester Street Fund Assets released pursuant to the Principal CVAs and the UK Trust Deed shall be returned to the Trust. Any Escrowed Shares or Escrowed Cash that are not returned to the Trust after the Chester Street Costs and the Chester Street Trust Claims have been satisfied or provided for in full shall be transferred to Reorganized Federal-Mogul. If, after the Chester Street Costs and the Chester Street Trust Claims have been satisfied or provided for in full, none of the Chester Street Fund Assets are ultimately returned to the Debtors, then Reorganized Federal-Mogul shall be entitled to take ownership of all of the Escrowed Shares or the Escrowed Cash, as applicable.
     The issuance of the $125 Million Note reflects the fact that certain of the Asbestos Personal Injury Claims that had been anticipated to have a right to payment from the T&N Worldwide Fund under the Third Amended Plan (i.e., those Asbestos Personal Injury Claims to be paid from the U.K. Asbestos Trust) will not have that right under the Asbestos Personal Injury Trust Distribution Procedures attached to the Fourth Amended Plan as Exhibit 1.1.214. Accordingly, issuance of the $125 Million Note and its exchange for Reorganized Federal-Mogul Class B Common Stock (or its repayment in cash, as applicable) does not represent a new obligation being imposed on the Trust, but instead is the quantification of obligations that had been envisioned under the Third Amended Plan to be the responsibility of the Trust.
     5. Thornwood Associates Limited Partnership Call Option
     Pursuant to Section 8.3.6 of the Fourth Amended Plan, Thornwood Associates Limited Partnership (“Thornwood”) (or its designee), an entity affiliated with Mr. Carl C. Icahn, will be granted a call (the “Call”) on the Reorganized Federal-Mogul Class B Common Stock other than the Pledged Stock (i.e., 86.111111111% of the Reorganized Federal-Mogul Class B Common Stock).
     The Call shall commence on the Effective Date and expire on the 60th day following the Effective Date. If the Call is exercised, then Thornwood (or its designee) will pay $775,000,000 to the Trust, consisting of $375,000,000 in cash and a $400,000,000 note (the “Call Note”) payable in equal quarterly installments beginning in the third year after issuance. The Call Note will mature seven (7) years after issuance, with interest payable quarterly at LIBOR plus 1.0%, subject to a maximum interest rate of 5.5%. If the Call is not exercised, then Thornwood (or its designee) will provide the Trust with a term loan facility of $100,000,000 (the “Trust Loan”), which will be secured by the Reorganized Federal-Mogul Class B Common Stock distributed to the Trust under the Plan (other than the 13.888888888% of the Reorganized Federal-Mogul Class B Common Stock to be paid by the Trust to Reorganized Federal-Mogul in satisfaction of the Note as described in Section II.E.4 above and other than the Retained Stock described in Section IV.D.4(b) below). The Trust Loan will mature four (4) years after the Effective Date, and will bear interest payable quarterly at LIBOR plus 1.0%, subject to a maximum interest rate of 5.5%.

     In addition, in the event Thornwood (or its designee) exercises the Call and the Trust repays the $125 Million Note in Cash as provided in Section 8.3.5 of the Plan, then Thornwood shall be granted an additional call option on the Pledged Stock (as defined in Section II.E.4 above) (the “Pledged Stock Option”). The Pledged Stock Option shall be exercisable for additional cash consideration, subject to the same terms and conditions contained in the Stock Option Agreement attached to the Plan as Exhibit 8.3.6(a), and shall expire on the 60th day after which Thornwood (or its designee) is first permitted to exercise the Pledged Stock Option. In the event Thornwood (or its designee) exercises the Call and the Trust does not repay the $125 Million Note in cash as provided in Section 8.3.5 of the Plan, and Federal-Mogul takes the Pledged Stock in full and complete satisfaction of the $125 Million Note, then upon return to the Trust, any Returned Shares (as described in Section II.E.4 above) shall be offered to Thornwood or its designee for additional Cash consideration on the same terms as the Reorganized Federal-Mogul Class B Common Stock covered by the Call. If Thornwood and/or its designee declines to purchase such stock, the Trust shall have the ability to sell the stock on the open market, subject to regulatory and contractual compliance. In addition, if the Call is exercised, Thornwood (or its designee) (as applicable) shall comply with the terms of the Letter Agreement attached to the Plan as Exhibit 8.3.6(b).
     The detailed terms of the Call are set forth in the Stock Option Agreement filed as Exhibit 8.3.6(a) to the Plan. The detailed terms of the Call Note are set forth in Exhibit A to that Stock Option Agreement, while the detailed terms of the Trust Loan are set forth in Exhibit B to that Stock Option Agreement.
     In the event the Plan B Settlement concerning the Pneumo Parties (as discussed in Section IV, below) is ultimately implemented, the funding of that settlement will be affected by whether the Call is exercised. The funding of the Plan B Settlement in circumstances if the Call is and is not exercised is discussed in detail in Section IV.D.4.
III. REVISIONS TO THE ASBESTOS PERSONAL INJURY TRUST DISTRIBUTION PROCEDURES
     As a result of the U.K. Global Settlement Agreement, certain matters relating to the Fel-Pro Claims (as defined below) and the Pneumo Abex Settlement, a number of revisions have been made to the Asbestos Personal Injury Trust Distribution Procedures, which are attached to the Plan as part of Exhibit 1.1.214. These revisions are summarized in this Section. In addition, certain other revisions have been made to the Asbestos Personal Injury Trust Distribution Procedures to update those procedures and reflect information learned from the operation or establishment of other asbestos-related trusts since the filing of the prior version of the Asbestos Personal Injury Trust Distribution Procedures. Those changes are comparatively minor and are not described in detail below.
A.	Revisions to Asbestos Personal Injury Trust Distribution Procedures Relating to U.K. Global Settlement and CVAs
     The Asbestos Personal Injury Trust Distribution Procedures contain a number of revisions to reflect the treatment to be afforded to CVA Asbestos Claims; i.e., those Asbestos Personal Injury Claims that are to be paid out of the assets of the U.K. Asbestos Trust in accordance with the terms of the CVAs and their related documents. Specifically, the prior version of the Asbestos Personal Injury Trust Distribution Procedures contained a number of provisions specific to the processing and liquidation of U.K.-only claims, such as the provision requiring the retention of English and Scottish legal advisers for the Trust, the provision for U.K.-specific arbitration procedures for U.K. claims submitted against the T&N Worldwide Fund, and provisions specifying that English or Scottish law, as appropriate, would govern the liquidation of U.K. claims submitted to the Trust for payment. The Asbestos Personal Injury Trust Distribution Procedures also provided for two matrices of scheduled, average and maximum values for U.K. claims against T&N Limited and its English subsidiaries.
     The coming into effect of the CVAs, however, made these provisions unnecessary. Under the Plan, the Trust will continue to assume liability for all U.K. Asbestos Personal Injury Claims and other CVA Asbestos Claims as set forth in the Plan; however, such claims will have no right to payment from the Trust in light of the treatment to be afforded to them by the U.K. Asbestos Trust. Accordingly, the provisions that were previously contained in the Asbestos Personal Injury Trust Distribution Procedures that dealt exclusively with U.K. Asbestos Personal Injury Claims have been stricken from the revised version that is now attached to the Plan as a portion of Exhibit 1.1.214.

B.	Treatment of Asbestos Personal Injury Claims Against Fel-Pro
     Under the Asbestos Personal Injury Claims Trust Distribution Procedures as they relate to Asbestos Personal Injury Claims against Felt Products Manufacturing Co. (the “Fel-Pro Claims”), the amounts payable with respect to a Fel-Pro Claim that is liquidated will be dependant upon the insurance indemnity coverage available with respect to such Claim. Insurance recovery for a particular Fel-Pro Claim is dependant upon a number of variables established by state law, which is presently unknown. State law will determine how a particular Fel-Pro Claim triggers applicable Asbestos Insurance Policies as well as the obligation of a particular Asbestos Insurance Policy to respond when multiple such Policies are triggered. State law also will govern Asbestos Insurance Companies’ coverage defenses including the application of coverage exclusions contained in any triggered Policies. Further, some Asbestos Insurance Companies may have limited financial strength or may become insolvent and thereby be unable to fulfill their obligations to pay claims.
     Given these variables, it is possible that the percentage of a particular Fel-Pro Claim recoverable from insurance may vary significantly from other claims. Fel-Pro Claims that trigger only Asbestos Insurance Policies in the years 1974 to 1976 and in the years after 1986 are most likely to experience limited recoveries from Asbestos Insurance Policies.
C.	Modifications to Accommodate Pneumo Abex Subfund
     In addition to the foregoing modifications, there have been certain limited changes made to the Asbestos Personal Injury Trust Distribution Procedures to clarify that, in the event the Plan A Settlement concerning the Pneumo Parties is fully and finally implemented, Pneumo Asbestos Claims will be paid from the Pneumo Abex Subfund to be established as one of the elements of that settlement. The modifications also clarify that under the Plan A Settlement, Pneumo Asbestos Claims will be paid from the Pneumo Abex Subfund in accordance with the separate Pneumo Abex Asbestos Personal Injury Trust Distribution Procedures. Under the Third Amended Plan, those Pneumo Asbestos Claims that were assertable against the Debtors were treated as Asbestos Personal Injury Claims against Debtor Federal-Mogul Products, Inc. and were accordingly to be resolved by the FMP Fund under the Trust. In the event that the Plan B Settlement concerning the Pneumo Parties (rather than the Plan A Settlement) is implemented under the Plan, the Pneumo Asbestos Claims assertable against the Debtors will still be resolved by the FMP Fund under the Trust.
     Detailed information concerning the Plan A Settlement and the Pneumo Abex Subfund assets are set forth below at Section IV.D.1. In addition, details concerning the Pneumo Abex Asbestos Personal Injury Trust Distribution Procedures are set forth below at Section IV.F.
D.	Allocation of Trust Assets and Trust Expenses
     The revised versions of the Asbestos Personal Injury Trust Agreement and Asbestos Personal Injury Trust Distribution Procedures that are attached to the Plan collectively as Exhibit 1.1.217 contain similar, if not identical, provisions concerning the allocation of Trust Assets (including insurance proceeds received on the Effective Date and thereafter to the extent the use of such proceeds is not otherwise restricted) and Trust Expenses among the various Subfunds of the Trust as did the versions of the Asbestos Personal Injury Trust Agreement and Asbestos Personal Injury Trust Distribution Procedures that were attached to the Third Amended Plan and described in the Third Amended Disclosure Statement. Specifically, the Trustees of the Trust will have the ability to allocate Trust Assets and Trust Expenses among the various Subfunds of the Trust, taking into account all relevant factors necessary for them to discharge their duties, including, but not limited to, the relative liabilities relating to each Subfund and any insurance assets that may be available only to pay liabilities relating to a particular Subfund. These provisions do not apply to the Pneumo Abex Subfund, which, as described below, is to be funded through a particular, segregated combination of assets specified herein and in the Addendum.
IV. INFORMATION CONCERNING THE SETTLEMENT OF THE PNEUMO ASBESTOS CLAIMS
A.	Introduction and Overview of the Pneumo Abex Settlement

     The Fourth Amended Plan contains a comprehensive negotiated resolution of the Claims asserted against various Debtors and non-Debtor Affiliates by Cooper, Pneumo Abex, and certain of their affiliates (as defined in the Plan, the “Pneumo Parties”). The Pneumo Abex Settlement was negotiated between the Debtors, the Asbestos Claimants Committee, and the Future Claimants Representative, on the one hand, and the Pneumo Parties, on the other hand, and resolves approximately one-half billion dollars in filed Claims against the Estates and several years of mounting litigation, including a pending appeal before the United States Court of Appeals for the Third Circuit seeking a determination of Cooper’s right to vote 47,000 individual Asbestos Personal Injury Claims in Class 5J against FMP’s Plan.3 The Pneumo Abex Settlement also resolves potential objections to confirmation of the Plan raised by the Pneumo Parties, and will eliminate votes rejecting the Plan previously submitted by the Pneumo Parties.
     The Pneumo Abex Settlement consists of two separate alternative settlement structures. The primary settlement structure is referred to as the Plan A Settlement. The terms of the Plan A Settlement are contained in the Addendum of Additional Provisions Incorporated Into Joint Plan of Reorganization (Pneumo Abex “Plan A” Settlement) (the “Addendum”). A copy of the Addendum is attached to the Plan as Exhibit 1.1.4. If the Plan A Settlement is ultimately implemented, it will be implemented in accordance with the terms of Section 8.23 of the Plan. In addition, if the Plan A Settlement is ultimately implemented, the Addendum will be incorporated into the Plan and the Addendum and the exhibits thereto will be Plan Documents.
     The Plan A Settlement provides that, among other consideration, $756 million will be paid into the “Pneumo Abex Subfund” to be established as part of the Trust, consisting of $256 million in cash (of which $246 million will be paid by Cooper and $10 million will be paid by PCT, the parent of Pneumo Abex) and a $500 million promissory note payable in 25 annual installments of $20 million each. Certain insurance rights will also be contributed by Cooper and the Pneumo Protected Parties to the Pneumo Abex Subfund, along with the membership interests in Pneumo Abex LLC. In addition, as of the Effective Date, all of the Pneumo Releasors on their own behalf and, to the extent permitted by applicable law, on behalf of the other Pneumo Protected Parties, will unconditionally release all of their claims against all of the Federal-Mogul entities that arise prior to the Plan A Date, subject to the exclusions set forth in Section 2.3.1(c) of the Addendum.
     In exchange for this consideration, the Pneumo Protected Parties will be included under the protection afforded by the Pneumo Protected Party Injunction contained in the Addendum, which will bar the assertion of “Pneumo Asbestos Claims” (as well as Wagner Asbestos Claims) against the Pneumo Protected Parties. Pneumo Asbestos Claims are defined in the Addendum as follows:
“any and all Claims and Demands (including without limitation any Claim or Demand for compensatory damages; loss of consortium; medical monitoring; survivorship; wrongful death; proximate, consequential, general, special or punitive damages; reimbursement; indemnity; warranty; contribution or subrogation), whenever and however asserted, whether now existing or hereafter arising, whether in the nature of or sounding in tort, contract, warranty, conspiracy or any other theory of law, equity or admiralty whatsoever, for, attributable to, based on, arising out of or under or derivative of, directly or indirectly, physical, emotional or other personal injuries (including without limitation death resulting therefrom) caused, or allegedly caused, in whole or in part, directly or indirectly, by the presence of or exposure to asbestos or asbestos-containing products for which F-M Products is or could be liable and arising or allegedly arising, directly or indirectly, from acts, omissions, business or operations of one or more of the Debtors or the predecessors of any of the Debtors, or any other Entity for whose acts, omissions, business or operations any of the Debtors have liability (to the extent of such Debtor’s or Debtors’ liability for such acts, omissions, business or operations), including without limitation those (A) for which Wagner is or could be liable, directly or indirectly, under or as a result of 1994 APA, (B) for which Cooper is or could be liable under the Mutual Guaranty, (C) against any Pneumo Protected Party to the extent arising, directly or indirectly, from acts, omissions, business, or operations of Wagner (including without limitation its successors in interest) pertaining to or in connection with

[3]	Cooper Industries, LLC v. Federal-Mogul Global Inc., Case No. 05-3495 (3d Cir. filed July 25, 2005).

the operation of any business, activity, and operations of Wagner while Wagner (or its successors in interest) was a direct or indirect subsidiary of Cooper, or (D) against any Pneumo Protected Party to the extent such Claims or Demands would constitute “Assumed Liabilities” within the meaning of the 1994 APA or to the extent arising, directly or indirectly, from acts, omissions, business, or operations of Pneumo Abex (including without limitation its predecessors in interest) pertaining to or in connection with the operation of the Business but excluding Retained Liabilities (as defined in the 1994 APA) for so long as they remain Retained Liabilities; provided, however, that Pneumo Asbestos Claims do not include (i) any Claims brought by a past or present employee under an applicable workers’ compensation statute or (ii) Wagner Asbestos Claims.”4
     If the Plan A Settlement is fully and finally implemented, Pneumo Asbestos Claims will be channeled to the Trust and paid from the Pneumo Abex Subfund using the assets described above, but will not be assertable against the Pneumo Protected Parties in the tort system. The Asbestos Claimants Committee and the Future Claimants Representative have projected, under the Trust Distribution Procedures applicable to the Pneumo Abex Subfund (the “Pneumo Abex TDP”), that the assets in the Pneumo Abex Subfund will be sufficient to pay Pneumo Asbestos Claims in full at the values set forth in the Pneumo Abex TDP (described in Section IV.F below).
     In addition, in connection with the Plan A Settlement, the Confirmation Order or any other order approving the Addendum and any order issuing the Pneumo Protected Party Injunction shall be in form and substance reasonably acceptable to Cooper with respect to matters related to or contemplated by the Plan A Settlement, and shall additionally, to the extent directly involving the Plan A Settlement and directly related to Pneumo Abex or PCT, be subject to the consent of Pneumo Abex and PCT, which consent shall not be unreasonably withheld.
     The secondary, alternative structure of the Pneumo Abex Settlement, referred to as the Plan B Settlement, is embodied in the Plan B Settlement Agreement, which is attached to the Plan as Exhibit 8.22. The Plan B Settlement, if implemented, will be implemented in accordance with the terms of Section 8.22 of the Plan. The Plan B Settlement will only become effective if the Plan A Settlement is not fully and finally implemented. The Plan B Settlement Agreement provides, in general terms, that Cooper LLC shall receive $138 million and Pneumo Abex shall receive $2 million in cash from the assets available for distribution under the Plan in full and complete satisfaction and settlement of all Claims held by the Pneumo Protected Parties (save a few enumerated non-asbestos claims), whether against the Debtors or their non-Debtor Affiliates.
     If the Plan B Settlement is implemented, there will be no Pneumo Protected Party Injunction preventing the assertion of Pneumo Asbestos Claims against the Pneumo Protected Parties, and holders of Pneumo Asbestos Claims will continue to be able to assert those claims in the tort system against parties other than Reorganized FMP and the rest of Reorganized Debtors and their Affiliates, which will be protected against the assertion of such claims by the Third Party Injunction under the Plan. To the extent that holders of Pneumo Asbestos Claims attempt to pursue such claims against the Trust in the event the Plan B Settlement is implemented, it is anticipated that the Trust will object to the allowance of such claims by virtue of the terms of the Plan B Settlement, which includes the

[4]	Wagner Asbestos Claims are defined in the Addendum as any and all Claims and Demands (including without limitation any Claim or Demand for compensatory damages; loss of consortium; medical monitoring; survivorship; wrongful death; proximate, consequential, general, special or punitive damages; reimbursement; indemnity; warranty; contribution or subrogation), whenever and however asserted, whether now existing or hereafter arising, whether in the nature of or sounding in tort, contract, warranty, conspiracy or any other theory of law, equity or admiralty whatsoever, for, attributable to, based on, arising out of or under or derivative of, directly or indirectly, physical, emotional or other personal injuries (including without limitation death resulting therefrom) caused, or allegedly caused, in whole or in part, directly or indirectly, by the presence of or exposure to asbestos or asbestos-containing products for which F-M Products is or could be liable and arising or allegedly arising, directly or indirectly, from acts, omissions, business, or operations of Wagner prior to the consummation of the acquisition of the Business pursuant to the 1994 APA (and which shall expressly not include any acts, omissions, business or operations of Pneumo Abex Corporation or its predecessors); provided however that Wagner Asbestos Claims shall not include any Claims brought by a past or present employee under an applicable workers’ compensation statute.

rescission of any of the Debtors’ contractual obligations to the Pneumo Parties that gave rise to the Pneumo Asbestos Claims being liabilities of any of the Debtors.
     In addition, if the Plan B Settlement is ultimately implemented (and not the Plan A Settlement), the Addendum will have no force and effect (except for the provisions of Section 2.4.2 of the Addendum (and all definitions used therein) and any agreements entered into to give effect thereto or in connection therewith), and neither the Addendum nor the exhibits thereto will be Plan Documents.
     The Plan provides, as a condition to confirmation of the Plan, that the Confirmation Order (and any order of the District Court affirming the Confirmation Order) shall approve either (a) the Plan B Settlement or (b) each of the Plan A Settlement and the Plan B Settlement, provided that the affirmation of the Confirmation Order by the District Court is only required with respect to the Plan B Settlement if the District Court rules on the Plan B Settlement. The Plan also provides that the Confirmation Order or any other order of the Bankruptcy Court and/or District Court that approves the Plan B Settlement (or any portion thereof) shall be in form and substance reasonably acceptable to Cooper LLC and Cooper Industries, Ltd. with respect to matters related to or contemplated by the Plan B Settlement. In addition, any provisions of the Confirmation Order or any other order of the Bankruptcy Court and/or District Court approving the Plan B Settlement (or any portion thereof), to the extent directly related to Pneumo Abex’s or PCT’s rights under the Plan B Settlement Agreement and directly related to Pneumo Abex or PCT, shall also be subject to the consent of Pneumo Abex, which consent shall not be unreasonably withheld.
     In addition to the conditions to confirmation of the Plan described above, the Plan provides as a condition precedent to the Effective Date that the Confirmation Order (and any affirmance of the Confirmation Order by the District Court) shall either (a) approve the Plan B Settlement or (b) approve each of the Plan A Settlement and the Plan B Settlement, provided that the affirmation of the Confirmation Order by the District Court shall only be required with respect to the Plan B Settlement if the District Court rules on the Plan B Settlement. To satisfy that condition, the Confirmation Order (or any order of the District Court affirming the Confirmation Order) does not need to be a Final Order.
B.	Sources of the Debtors and their Affiliates’ Liability for the Pneumo Asbestos Claims
     The Pneumo Parties’ asbestos-related Claims against the Debtors and their Affiliates arise from two distinct sources. The first alleged source is a 1994 transaction in which Wagner Electric Co. (FMP’s predecessor) (“Wagner”), then a wholly-owned subsidiary of Cooper Industries, Inc. (“Cooper Inc.”), purchased all of the assets comprising the “Friction Products Division” from Pneumo Abex under the 1994 APA. Pursuant to the terms of the 1994 APA, Wagner agreed to indemnify Pneumo Abex on a “net-of-insurance” basis for asbestos liabilities relating to the Friction Products Division, and simultaneously agreed to contractually assume those same liabilities. In support of Wagner’s 1994 acquisition, Cooper Inc. executed the Mutual Guaranty Agreement in favor of Pneumo Abex, under which Cooper Inc. guaranteed Wagner’s indemnity obligation to Pneumo Abex. Cooper Inc. subsequently merged Wagner into Moog Automotive Company (“Moog”), another Cooper Inc. subsidiary.
     The second source of Cooper’s Claims is a 1998 transaction in which Federal-Mogul Corporation acquired all of the stock of and other equity interests in Moog and certain other Cooper Inc. subsidiaries from Cooper pursuant to the terms of the 1998 PSA. Following this transaction, Federal-Mogul Corporation changed Moog’s name to Federal-Mogul Products, Inc. Cooper alleges that as part of this 1998 acquisition certain of the Debtors and their non-Debtor Affiliates: (i) assumed, and agreed to cause other affiliates to assume, Cooper Inc.’s liability for the Pneumo Asbestos Claims, including its obligation to guaranty FMP’s indemnity of Pneumo Abex under the Mutual Guaranty; and (ii) agreed to indemnify Cooper Inc. for, among other things, its liability for the Pneumo Asbestos Claims. Cooper also alleges that it is entitled to be subrogated to Pneumo’s rights as against FMP, and that one such right is succession to the rights of any holder of Pneumo Asbestos Claims that Cooper has paid or will pay in the future.5

[5]	Any liability on the direct and indirect claims discussed in this subsection is disputed and is subject to various unadjudicated defenses.

C.	Cooper’s and Pneumo Abex’s Proofs of Claim
     The Pneumo Abex Settlement, under either the Plan A Settlement structure or the Plan B Settlement structure, will resolve the totality of the claims held by Cooper, Pneumo Abex and the other Pneumo Protected Parties. Such claims include, but are not limited to, the claims asserted in Cooper’s and Pneumo Abex’s respective proofs of claim filed in the Reorganization Cases.
     Pneumo Abex filed one proof of claim against FMP asserting liquidated damages of $2,190,615.39 and an unspecified amount of contingent and unliquidated damages (which are contingent on Cooper’s continued performance of its indemnification obligations to Pneumo Abex). Pneumo Abex’s Claims are asserted to be primarily related to asbestos liability allegedly incurred by FMP when its predecessor, Wagner, acquired Pneumo Abex’s “Friction Products Division” under the 1994 APA.
     Cooper filed four successive sets of proofs of claim against each of the 23 U.S. Debtors and also filed nearly identical proofs of claim against three of the U.K. Debtors: Federal-Mogul Global Growth Limited, F-M U.K. Holding Limited, and Federal-Mogul Ignition (U.K.) Limited in the amount of $479,542,188.86, net of insurance. Cooper’s proofs of claim contain 11 separate “Claim Categories.” The primary claim category is designated “Asbestos Claims” and accounts for approximately $472 million of the total amount of Cooper’s filed Claims. The remaining 10 “Claim Categories” account for approximately $8 million of Cooper’s filed Claims and include, among other things, Claims related to an environmental cost-sharing agreement, reimbursement of certain Canadian tax deductions and workers compensation premiums.
D.	Description of the Pneumo Abex Settlement
     The following is a summary of the principal terms of the Plan A Settlement and the Plan B Settlement. The terms of the Plan A Settlement are principally embodied in the Addendum, while the terms of the Plan B Settlement are principally memorialized in the Plan B Settlement Agreement. Provisions relating to the implementation of either the Plan A Settlement or the Plan B Settlement have been inserted into the Plan as Sections 8.23 and 8.22, respectively.
     The following descriptions of the Plan A Settlement and the Plan B Settlement are qualified in their entirety by the actual terms of the Plan, the Addendum and the Plan B Settlement Agreement. To the extent there are any inconsistencies between the following descriptions of the Plan A Settlement and the Plan B Settlement and the provisions contained in the actual documents, the language of the Plan, the Addendum and the Plan B Settlement Agreement, as applicable, shall control.
     1. Plan A Settlement — Upon the occurrence of the Plan A Effective Date, and subject to the Plan A Settlement not being abandoned or rescinded thereafter in accordance with its terms:
          a. Contributions of the Pneumo Abex Subfund Assets — The Pneumo Parties will contribute the Pneumo Abex Subfund Assets, consisting of the following consideration, to the Pneumo Abex Subfund: (i) $256 million in cash; (ii) a promissory note in the original principal amount of $500 million, issued by Cooper LLC, and payable, without interest, in 25 annual installments of $20 million each; (iii) Cooper Ltd’s payment guaranty of the $500 million promissory note; (iv) the right to receive proceeds from insurance policies and coverage agreements related to the Pneumo Asbestos Claims; and (v) all of the outstanding membership interests in Pneumo Abex. The amount of the Pneumo Abex Subfund Assets may effectively be reduced, however, by any amounts that the Trust is obligated to pay to Cooper on account of any Cooper Resolved Claims (as defined in the Addendum).
          b. Treatment of Pneumo Asbestos Claims — A new Class, designated Class 5J-1, will be established for all holders of Pneumo Asbestos Claims. The Pneumo Asbestos Claims will be channeled to the Pneumo Abex Subfund and will be resolved and paid out of the Pneumo Abex Subfund Assets pursuant to the Pneumo Abex TDP. The Asbestos Claimants Committee and the Future Claimants Representative have projected that the amounts contributed to the Pneumo Abex Subfund by the Pneumo Protected Parties will be sufficient to pay Pneumo Asbestos Claims in full at the values set forth in the Pneumo Abex TDP (described in Section IV.F, below).

          c. Pneumo Protected Party Injunction — In consideration for the contributions to the Pneumo Abex Subfund on behalf of the Pneumo Protected Parties, the Confirmation Order shall provide for the Pneumo Protected Party Injunction to take effect as a permanent injunction upon the Effective Date (subject to the condition that the Plan A Date occurs). Pursuant to Section 524(g) of the Bankruptcy Code, the Pneumo Protected Party Injunction shall provide that all present and future holders of Pneumo Asbestos Claims and Pneumo Protected Asbestos Claims will be restrained and enjoined from asserting any Claim, Demand or cause of action against the Pneumo Protected Parties based upon, attributable to, or arising out of any Pneumo Asbestos Claim or Pneumo Protected Asbestos Claim, as applicable.
          d. Pneumo Parties’ Release of their Claims and Demands — Subject only to the exclusion of those claims enumerated in Section 3.03 of the Plan B Settlement Agreement (the “Pneumo Excluded Claims”), the Pneumo Parties will forever waive and release all Claims against the Debtors and their non-Debtor Affiliates from all past, present and future liabilities, including without limitation, liability asserted under the Pneumo Parties’ proofs of claim, and all liability arising from or related to acts, omissions or transactions occurring prior to the Plan A Date. In conjunction with this release, subject to the condition that the Date of Finality occurs, any and all proofs of claim filed in the Reorganization Cases by any of the Pneumo Parties shall be deemed withdrawn with prejudice effective as of the Effective Date, without the need for further action by any party.
          e. Debtors’ Release of the Pneumo Parties’ Liability — Federal-Mogul and FMP will forever waive and release all Claims against the Pneumo Protected Parties from all past, present and future liabilities arising from or related to acts, omissions or transactions occurring prior to the Plan A Date.
     2. Conversion from the Plan A Settlement to the Plan B Settlement
     The Plan B Settlement will be implemented if the Plan A Settlement is not confirmed, is not implemented or is abandoned under any of the following scenarios:
          a. Less than 75% of the holders of Pneumo Asbestos Claims voting on the Plan A Settlement vote to accept the Plan A Settlement;
          b. If, (i) a court of competent jurisdiction rules after the Execution Date but prior to the Plan A Effective Date that the Pneumo Protected Party Injunction cannot be issued in accordance with applicable law, or (ii) after solicitation of votes in respect of the Plan A Settlement but prior to the occurrence of the Plan A Effective Date, confirmation of the Plan A Settlement in compliance with applicable court rulings would require one or more amendments to the Plan as to the Plan A Settlement, and such amendments would necessitate re-solicitation of any impaired class of claims under the Plan, then either Cooper or FMP may elect Plan B;
          c. Upon the mutual written consent of each of Cooper, FMP, the Asbestos Claimants Committee, the Future Claimants Representative, Pneumo Abex and PCT;
          d. If an order(s) confirming the Plan with respect to the Plan A Settlement is appealed and the effectiveness of the Plan as a whole is stayed pending appeal solely because of issues in the Plan A Settlement, then during the first six months of the pendency of the appeal, FMP, with the consent of the Asbestos Claimants Committee and the Future Claimants Representative, may elect to cause the Plan B Settlement to become effective; after such six-month period, but during the pendency of the appeal, FMP may elect to cause the Plan B Settlement to become effective without the consent of the Asbestos Claimants Committee and the Future Claimants Representative;
          e. If (A) the Plan A Effective Date or the Interim Plan A Effective Date has occurred, but any portion of the order confirming the Plan A Settlement is appealed and the appeal remains pending on the six month anniversary of the Plan A Effective Date or the Interim Plan A Effective Date, or (B) the Interim Plan B Effective Date has occurred, but the order(s) declining to confirm the Plan A Settlement or declining to issue the Pneumo Protected Party Injunction have been appealed and the appeal remains pending on the six month anniversary of the Interim Plan B Effective Date, then at any time thereafter during the pendency of such appeal, any of Cooper, Cooper Ltd.,6 Federal-Mogul, FMP, the Trust, the Trust Advisory Committee or the Future Claimants Representative may elect to cause the Plan B Settlement to become effective;
          f. If the order(s) confirming the Plan is reversed with respect to the Plan A Settlement and the resolution of the issues in the Plan A Settlement giving rise to the reversal of the order(s) confirming the Plan require one or more amendments to the Plan as to the Plan A Settlement, and such amendments would necessitate re-solicitation of any impaired class of claims under the Plan, then on the date such reversal order becomes a Final Order (or such earlier date as Cooper or Cooper Ltd. may request upon the earlier of (A) the six month anniversary of the entry of the Reversal Order, or (B) the date on which none of the Debtors, the Future Claimants Representative or the Asbestos Claimants Committee are, in Cooper’s reasonable determination, diligently pursuing an appeal or petition for review, rehearing or certiorari with respect to the Reversal Order), the Plan B Settlement shall become effective;
          g. If the Bankruptcy Court or District Court rules that it cannot confirm the Plan as incorporating the Plan A Settlement either because (A) a representative of future holders of Pneumo Asbestos Claims other than the Future Claimants Representative has been appointed and opposes the Plan A Settlement, or (B) a representative of future holders of Pneumo Asbestos Claims other than the Future Claimants Representative has not been appointed, then any of Cooper, Cooper Ltd., Federal-Mogul, FMP, the Asbestos Claimants Committee, or the Future Claimants Representative may elect to cause the Plan B Settlement to become effective by advising the applicable court before the conclusion of the hearing to confirm the Plan or by filing a notice with such court following entry of an order not confirming the Plan;
          h. If the Pneumo Protected Party Injunction is issued but stayed, then on and after the 150th day following entry of such stay (provided the stay is still in effect), Cooper may elect to cause the Plan B Settlement to become effective; or
          i. Less than 75% of the holders of Asbestos Personal Injury Claims against FMP (Class 5J Claims) and/or less than 75% of the holders of Asbestos Personal Injury Claims against T&N Limited (Class 6J Claims), voting in respect of the Plan, vote to accept the Plan, and thereafter a confirmed plan of reorganization with respect to the Debtors that does not contain an injunction under section 524(g) becomes effective for FMP, then the Plan B Settlement shall become effective.
     3. Plan B Settlement — In the event that the Plan A Settlement is not implemented for any of the reasons set forth above, any interim actions taken to implement the Plan A Settlement shall be unwound, and the Plan B Settlement shall be implemented. The Plan B Settlement provides that:
          a. Settlement Amount —Cooper LLC shall receive $138 million and Pneumo Abex shall receive $2 million in Cash (collectively, the “Plan B Settlement Amount”). The Plan B Settlement Amount shall be funded and paid as described in Section IV.D.4, below.
          b. Conditions Precedent to Distributions Under the Plan
               (i) If the Plan B Effective Date occurs, neither Federal-Mogul, FMP nor any of the other Debtors or their non-Debtor Affiliates may make any distributions under the Plan (other than distributions that are necessary to pay the Plan B Settlement Amount) prior to the time that payment of the Plan B Settlement Amount is made to Cooper and Pneumo Abex pursuant to the Plan and the Plan B Settlement Agreement.
               (ii) If (A) the Plan A Effective Date occurs, and the order(s) confirming the Plan are not Final Orders as of the Plan A Effective Date, (B) the Interim Plan A Effective Date occurs, or (C) the Interim Plan B Effective Date occurs, then neither Federal-Mogul, FMP nor any of the other Debtors or their non-Debtor Affiliates may make any distributions under the Plan until a segregated interest-bearing escrow account (the

[6]	“Cooper Ltd.” means Cooper Industries, Ltd.

“Cooper/Pneumo Escrow Account”) is created containing $140 million in cash or cash equivalents, which escrowed cash or cash equivalents may only be used to pay the Plan B Settlement Amount unless and until the order(s) confirming the Plan (including the Plan A Settlement) become Final Orders, at which point the funds in the Cooper/Pneumo Escrow Account shall be utilized in accordance with the Plan. However, if the Plan B Settlement Amount is paid to the Pneumo Parties, then interest accruing in the Cooper/Pneumo Escrow Account through and including December 31, 2007, shall be paid to the Debtors, while any interest accruing after such date shall be paid to the Pneumo Parties.
          c. Releases — Upon Cooper LLC’s and Pneumo Abex’s receipt of the settlement payments, the Pneumo Parties and Debtors shall exchange mutual releases, which broadly release the Debtors and their non-debtor affiliates and certain other affiliated parties, on the one hand, and the Pneumo Parties, and certain other affiliated parties, on the other hand, from any and all past, present or future Claims, whether known or unknown, arising from or related to acts, omissions or transactions occurring prior to the Plan B Effective Date (subject only to the exclusions for the Pneumo Excluded Claims).
          d. Termination of the Plan B Settlement Agreement — The Plan B Settlement will be superseded in its entirety if the Plan A Settlement is confirmed and successfully implemented. In addition, Cooper and Pneumo Abex may terminate the Plan B Settlement if they have not received their respective portions of the Plan B Settlement Amount by June 30, 2008. In addition, FMP, with the consent of the Asbestos Claimants Committee and the Future Claimants Representative, may terminate the Plan B Settlement if federal asbestos legislation creating a national trust or similar fund is enacted before the Pneumo Protected Party Injunction becomes effective.
     4. Funding of the Plan B Settlement — The Plan contains detailed provisions concerning the mechanisms by which the Plan B Settlement will be funded, which are set forth at Section 8.22.4 of the Plan. Those provisions provide for differences in the mechanics of the funding of the Plan B Settlement depending on whether the Call (described in Section II.E.5, above) is exercised by Thornwood (or its designee) (i) on the Effective Date, (ii) after the Effective Date but prior to the expiration of the period in which the Call may be exercised, or (iii) is not exercised.
     a. If the Call is Exercised on the Effective Date. If the Call is exercised on the Effective Date, and the Plan B Date occurs on the Effective Date, then the Trust shall pay the Plan B Settlement Amount from the funds received as a result of the exercise of the Call. If the Call is exercised on the Effective Date, and any of the situations described in Section 4.09(a), (b), or (c) of the Plan B Settlement Agreement are in occurrence as of the Effective Date, then the Trust will fund the Cooper/Pneumo Escrow Account with the Plan B Settlement Amount.
     b. If the Call is Exercised Subsequent to the Effective Date. If the Call is exercised subsequent to the Effective Date, but the Plan B Date occurs on the Effective Date, then Reorganized Federal-Mogul shall pay the Plan B Settlement Amount on behalf of the Trust. If the Call is not exercised on the Effective Date, and any of the situations described in Section 4.09(a), (b), or (c) of the Plan B Settlement Agreement are in occurrence as of the Effective Date, then Reorganized Federal-Mogul shall fund the Escrow Account on behalf of the Trust on or as soon as reasonably practicable following (but in no event later than ten (10) days after) the Effective Date.
     In addition, if the Call is not exercised on the Effective Date, the Trust shall issue and deliver a promissory note in the principal amount of $140,000,000 (the “Trust Note”) to Reorganized Federal-Mogul on the Effective Date. The entirety of the obligations under the Trust Note shall become due and payable on the sixty-first (61st) day after the Effective Date (i.e., following the expiration of the period in which the Call may be exercised). As security for the Trust’s obligations to Reorganized Federal-Mogul under the Trust Note, Reorganized Federal-Mogul shall withhold from distribution to the Trust, and shall be granted a possessory security interest in, 7,793,333 shares of the Reorganized Federal-Mogul Class B Common Stock otherwise to be distributed to the Trust (the “Retained Stock”). Reorganized Federal-Mogul shall not have recourse to any assets of the Trust other than the Retained Stock to satisfy the Trust’s obligations under the Trust Note. On the Effective Date, the Trust shall also deliver to Reorganized Federal-Mogul a stock pledge agreement in form and substance satisfactory to Reorganized Federal-Mogul evidencing the Trust’s pledge of the Retained Stock to secure repayment of the Trust Note and stock powers duly executed in blank or other instruments of transfer necessary for Reorganized Federal-Mogul to sell the

Retained Stock in the event that the obligations under the Trust Note are being satisfied by Reorganized Federal-Mogul retaining the Retained Stock.
     If the Call is exercised subsequent to the Effective Date, Thornwood shall pay the entire $140,000,000 amount of the Trust Note to Reorganized Federal-Mogul on behalf of the Trust, from the $375,000,000 cash payment contemplated by section 8.3.6 of the Plan to be paid to the Trust as a result of the exercise of the Call. Payment of the $140,000,000 by Thornwood directly to Reorganized Federal-Mogul will be in full and complete satisfaction of the Trust’s obligations under the Trust Note, and will reduce dollar-for-dollar the amount that Thornwood shall pay to the Trust as a result of the exercise of the Call. Upon payment of the $140,000,000 by Thornwood to Reorganized Federal-Mogul, Reorganized Federal-Mogul shall deliver the Retained Stock to Thornwood.
     c. If the Call Expires Without Being Exercised. If the Call expires without being exercised, then, on the first day following the expiry of the Call (i.e., the sixty-first (61st) day after the Effective Date), (i) Thornwood will make a loan of $100,000,000 to the Trust, the obligations under which will be secured by a first lien upon all the Reorganized Federal-Mogul Class B Common Stock held by the Trust at that time (which shall not include the Retained Stock); and (ii) the Trust shall either repay the entire $140,000,000 principal amount in Cash to Reorganized Federal-Mogul, or, if the Trust does not make the foregoing payment on the sixty-first (61st) day after the Effective Date, then Reorganized Federal-Mogul shall automatically, and without any further notice or action, have full and complete ownership of the Retained Stock, and any right, title and interest of the Trust in the Retained Stock shall be deemed completely cancelled and all of the Trust’s obligations under the Trust Note shall be deemed satisfied in full. In the event that Reorganized Federal-Mogul has full and complete ownership of all or part of the Retained Stock, Reorganized Federal-Mogul shall immediately be entitled to sell such Retained Stock.
     5. Partitioning Agreement — Cooper and FMP have agreed to enter into an agreement with respect to that certain Partitioning Agreement dated as of November 4, 2004 among DII Industries, LLC, FMP, Cooper LLC and certain participating insurance carriers (the “Partitioning Agreement”). In summary, the Partitioning Agreement provided that DII Industries, Inc., on the one hand, and FMP and Cooper LLC, on the other hand, would split equally certain shared insurance. The Partitioning Agreement did not address the division of the relevant insurance assets as between FMP and Cooper LLC. In FMP’s case, that shared insurance relates to the Wagner Asbestos Claims asserted against FMP.
     The agreement between Cooper and FMP concerning the Partitioning Agreement as been included as Exhibit 4.07 to the Plan B Settlement Agreement (the “Wagner Insurance Agreement”). If either the Plan A Settlement or the Plan B Settlement is successfully implemented, then the Wagner Insurance Agreement provides that the following modifications to the Partitioning Agreement shall become effective as of the Effective Date (provided that either the Effective Date constitutes the Plan A Effective Date or the Plan B Date occurs):
          a. Cooper shall relinquish any right to consent to any lump-sum or installment settlements of all or any of the “Subject Policies” (as defined in the Partitioning Agreement), and it relinquishes its control over any negotiations related to such settlements to FMP.
          b. FMP shall make payments to Cooper in the amount of 12% (in the event the Plan A Effective Date has occurred) or 20% (in the event the Plan B Effective Date has occurred), respectively, of any monetary consideration for such lump-sum or installment settlements of all or any of the Subject Policies that are achieved from time to time by FMP.
          c. Cooper shall retain its rights under the Partitioning Agreement to submit claims to any of the Subject Policies which have not been settled or for which Cooper has not received its 12% or 20% share, as applicable. Cooper will also execute settlement agreements relating to the Subject Policies that are consistent with the modified Partitioning Agreement and that do not impose any obligations on Cooper other than a release by Cooper of its rights to products/completed operations coverage, as requested by FMP and FMP’s written confirmation that the related 12% or 20% payment will be made to Cooper.
     As a result, the Wagner Insurance Agreement provides that FMP shall obtain 80% to 88% of the proceeds received from the insurance shared by FMP and Cooper (depending on whether the Plan A Settlement or the Plan B

Settlement is implemented) and shall obtain greater control over the ability to reach settlements relating to such insurance. Such an agreement is likely to result in greater insurance assets being made available to satisfy Wagner Asbestos Claims than would have been the case in the absence of such agreement.
E.	Effect of Pneumo Abex Settlement
     1. Plan A Settlement
     If the Confirmation Order or any separate order approving the Pneumo Protected Party Injunction has become a Final Order(s), then all present and future Pneumo Asbestos Claims will be channeled to the Trust to be established under the Plan for payment from the Pneumo Abex Subfund, and such Claims will be treated in accordance with the Pneumo Abex TDP. In accordance with the Pneumo Protected Party Injunction, all holders of present and future Pneumo Asbestos Claims and Pneumo Protected Asbestos Claims will be enjoined from asserting any Claim, Demand or cause of action against the Pneumo Protected Parties based upon, attributable to, or arising out of any Pneumo Asbestos Claim. Pursuant to the Plan, the holders of present and future Pneumo Asbestos Claims, like the holders of any Asbestos Personal Injury Claims, will also be enjoined from pursuing such Claims against the Protected Parties.
     The Asbestos Claimants Committee and the Future Claimants Representative believe that the assets contributed to the Pneumo Abex Subfund will permit the Trust to be able to pay all present and future Pneumo Asbestos Claims one hundred percent (100%) of their value, based on historical settlement values. The Plan A Settlement should result in a favorable change for the holders of other Asbestos Personal Injury Claims against FMP compared to the Third Amended Plan, because the Pneumo Abex Subfund should provide funding for some of the Asbestos Personal Injury Claims that would have otherwise sought recovery from the FMP Fund and will result in none of the Indirect Asbestos Personal Injury Claims of the Pneumo Parties obtaining any recovery from the Trust.
     2. Plan B Settlement
     If the Plan B Settlement is implemented, Pneumo Asbestos Claims that may be asserted against parties other than Reorganized FMP (or any other Reorganized Debtors) will not be channeled to the Trust, the Plan and the Confirmation Order will not enjoin any holders of such Claims from asserting any Claim, Demand or cause of action against the Pneumo Protected Parties, and the Pneumo Abex Subfund will not be established as part of the Trust. Under the Plan B Settlement, the holders of present and future Pneumo Asbestos Claims will be able to pursue those Claims against the Pneumo Protected Parties irrespective of the confirmation of the Plan. Pneumo Asbestos Claims asserted against Reorganized FMP (or any other Reorganized Debtors) will be channeled to the Trust, and to the extent asserted against the Trust, such Claims will be treated in accordance with the general Asbestos Personal Injury Trust Distribution Procedures. In accordance with the treatment of Asbestos Personal Injury Claims under the Plan, the holders of present and future Pneumo Asbestos Claims will be enjoined from asserting any Claim, Demand or cause of action against the Protected Parties.
     The Plan B Settlement may result in an adverse change to the holders of Asbestos Personal Injury Claims other than Pneumo Asbestos Claims compared to the treatment proposed under the Third Amended Plan because the $140 million payment to the Pneumo Protected Parties from the Trust is greater than the amount that was projected to be paid from the Trust to the Pneumo Protected Parties under the Third Amended Plan. Nevertheless, the Plan Proponents believe that it would have been very costly and would have resulted in significant delays to confirm the Third Amended Plan over the objection of the Pneumo Parties, and the Pneumo Parties might have ultimately been able to recover more than $140 million from the Trust, the Debtors and their non-Debtor Affiliates. Accordingly, the Plan Proponents submit that the Plan B Settlement is ultimately more favorable to holders of Asbestos Personal Injury Claims than the treatment proposed under the Third Amended Plan, particularly in light of the fact that the Plan B Settlement will only occur if the Plan A Settlement cannot be implemented.
     3. Partitioning Agreement

     The supplemental agreement relating to the Partitioning Agreement under both the Plan A Settlement and the Plan B Settlement will facilitate the Trust’s ability to recover on insurance policies available to address the Wagner stream of asbestos related liabilities.
F.	Description of Trust Distribution Procedures for Pneumo Asbestos Claims
     If the Plan A Settlement is fully and finally implemented, then on the Plan A Effective Date the Trust shall assume all of FMP’s liability for the resolution and payment of all Pneumo Asbestos Claims against all of the Pneumo Protected Parties, which will be paid from the Pneumo Abex Subfund out of the Pneumo Abex Subfund Assets and in accordance with the Pneumo Abex TDP. The procedures specified in the Pneumo Abex TDP for processing, liquidating and paying Pneumo Asbestos Claims are broadly comparable to those set forth in the general Asbestos Personal Injury Trust Distribution Procedures; however, certain important facts and other considerations unique to the Pneumo Abex TDP are described below.
     The Pneumo Abex TDP is attached to the Addendum as Exhibit A — 1.1.94 thereto.
     1. Disease Levels and Scheduled/Average/Maximum Values for Pneumo Asbestos Claims
     The Pneumo Abex TDP establishes a schedule of seven (7) different asbestos-related diseases (“Disease Levels”), six (6) of which have presumptive medical and exposure criteria and six (6) of which have specific liquidated values (“Scheduled Values”), anticipated average values (“Average Values”), and caps on their liquidated values (“Maximum Values”). All of these criteria have been selected and derived with the intention of achieving a fair allocation of the Pneumo Abex Subfund as among claimants suffering from different disease processes in light of the best available information considering the settlement history of the Debtors and the rights holders of Pneumo Asbestos Claims would have in the tort system absent the Debtors’ bankruptcy proceedings.
     The Disease Levels applicable to Pneumo Asbestos Claims, including the applicable Scheduled Values, Average Values, and Maximum Values, are as follows:

Pneumo Asbestos Claims:
Scheduled Disease	Scheduled Value	Average Value	Maximum Value

Mesothelioma (Level VII)	$55,000	$97,500	$400,000
Lung Cancer 1 (Level VI)	$11,900	$15,900	$100,000
Lung Cancer 2 (Level V)	None	$1,400	$20,000
Other Cancer (Level IV)	$4,100	$5,600	$40,000
Severe Asbestosis (Level III)	$8,000	$9,200	$100,000
Asbestosis/Pleural Disease (Level II)	$1,100	$1,400	$10,000
Other Asbestos Disease (Level I)	$1,000	N/A	N/A
     These Disease Levels, Scheduled Values, Average Values, and Maximum Values may be modified by the Trustees of the Trust in certain circumstances during the existence of the Trust. Those circumstances are set forth in the Trust Agreement and the Pneumo Abex TDP.
     The medical/exposure criteria applicable to each of the Disease Levels are set forth in the Pneumo Abex TDP. Those medical/exposure criteria may also be modified by the Trustees of the Trust as set forth in the Trust Agreement and the Pneumo Abex TDP.

     2. Liquidation of Pneumo Asbestos Claims.
          a. Expedited Review Process
     The Trust will liquidate all Pneumo Asbestos Claims on a first-in, first-out basis (except for certain limited exceptions detailed in the Pneumo Abex TDP). The Trust will liquidate all Pneumo Asbestos Claims except Foreign Claims that meet the presumptive medical/exposure criteria for Disease Levels I-IV, VI and VII under the Trust’s “Pneumo Asbestos Claims’ Expedited Review Process”. Through the Pneumo Asbestos Claims’ Expedited Review Process, Pneumo Asbestos Claims that meet the presumptive medical/exposure criteria specified in the Pneumo Abex TDP will be paid the Scheduled Value for the relevant Disease Level.
     All holders of Pneumo Asbestos Claims seeking to liquidate their claims pursuant to the Pneumo Asbestos Claims’ Expedited Review Process will be required to complete a proof of claim form developed by the Trust. The Trust will then determine whether the claim described in that proof of claim form meets the relevant medical/exposure criteria and, if so, will tender to the claimant an offer of payment equal to the Scheduled Value for the relevant Disease Level multiplied by the applicable Payment Percentage (which, as described in Section IV.F.3(a) below, will initially be 100%), along with a form of release approved by the Trust. If the holder of the Pneumo Asbestos Claim accepts the tendered payment and executes the form of release, then that Pneumo Asbestos Claim shall be placed in the Trust’s payment queue for Pneumo Asbestos Claims.
          b. Individual Review Process
     The Pneumo Abex TDP also provides for an “Individual Review Process” separate from the Expedited Review Process. Subject to the provisions of the Pneumo Abex TDP, a claimant asserting a Pneumo Asbestos Claim may elect to have his or her Pneumo Asbestos Claim reviewed for purposes of determining whether the claim would be compensable in the tort system even though it does not meet the presumptive medical/exposure criteria for any of the Disease Levels applicable to Pneumo Asbestos Claims. In addition, a claimant asserting a Pneumo Asbestos Claim involving Disease Levels II-IV, VI or VII may elect to have his or her Pneumo Asbestos Claim undergo the Individual Review Process to seek a liquidated value of his or her claim in excess of the applicable Scheduled Value. All Pneumo Asbestos Claims in which the claimant’s alleged exposure occurred outside of the United States and Canada (“Foreign Claims”) shall also be liquidated pursuant to the Individual Review Process, and all Pneumo Asbestos Claims in Disease Level V (Lung Cancer 2) will also be liquidated pursuant to the Individual Review Process.
     Under the Individual Review Process, the Trust will liquidate the value of each Pneumo Asbestos Claim based on the historic liquidated values of other similarly situated claims in the tort system for the same Disease Level. The Trust will take into consideration all of the factors that affect the severity of damages and values within the tort system in conducting such liquidation, including (i) the degree to which the characteristics of a claim differ from the presumptive medical/exposure Criteria for the Disease Level in question; (ii) factors such as the claimant’s age, disability, employment status, disruption of household, family or recreational activities, dependencies, special damages, and pain and suffering; (iii) evidence that the claimant’s damages were (or were not) caused by asbestos exposure, including exposure to an asbestos-containing product or to conduct for which Pneumo Abex has legal responsibility (for example, alternative causes, and the strength of documentation of injuries); (iv) the industry of exposure; and (v) settlements, verdicts and the claimant’s and other law firms’ experience in the claimant’s jurisdiction for similarly situated claims.
          c. Extraordinary Claims
     Pneumo Abex Extraordinary Claims are Pneumo Asbestos Claims that (i) otherwise satisfy the medical criteria for Disease Levels II — VII, and (ii) are held by a claimant whose exposure to asbestos was at least 75% the result of exposure to an asbestos-containing product or to conduct for which Pneumo Abex has legal responsibility, in either case where there is little likelihood of a substantial recovery elsewhere. All Pneumo Abex Extraordinary Claims will be presented for liquidation through the Individual Review Process and, if valid, shall be entitled to an award not to exceed two (2) times the Maximum Value for claims qualifying for Disease Level VII and five (5) times the Maximum Values for Disease Levels II — VI.

          d. Secondary Exposure Claims
     If a claimant alleges an asbestos-related disease resulting solely from exposure to an occupationally exposed person, such as a family member, the claimant may seek Individual Review of his or her claim. In such a case, the claimant must establish that the occupationally exposed person would have met the exposure requirements under the Pneumo Abex TDP that would have been applicable had that person filed a direct claim against the Trust, and that the claimant is suffering from one of the seven Disease Levels described in the Pneumo Abex TDP or an asbestos-related disease otherwise compensable under the Pneumo Abex TDP, that his or her own exposure to the occupationally exposed person occurred within the same time frame as the occupationally exposed person was exposed to an asbestos-containing product or to conduct for which Pneumo Abex has legal responsibility, and that such secondary exposure was a cause of the claimed disease. All other liquidation and payment rights and limitations under the Pneumo Abex TDP shall be applicable to such claims.
          e. Punitive Damages and Interest on Pneumo Asbestos Claims
     Except as provided in the Pneumo Abex TDP with respect to claims asserted under the Alabama Wrongful Death Statute, no punitive or exemplary damages will be considered or allowed, notwithstanding their availability in the tort system. In addition, no punitive or exemplary damages shall be payable with respect to any Pneumo Asbestos Claim litigated against the Trust in the tort system.
     Interest shall be payable from the Trust on all Pneumo Asbestos Claims (other than Disease Level I claims) for which the claimant has had to wait a year or more for payment. The payment of interest on any Pneumo Asbestos Claims is subject to the provisions of and the limitations contained in the Pneumo Abex TDP.
          f. Alternative Dispute Resolution Procedures and Suits in the Tort System
     Alternative dispute resolution procedures to be implemented by the Trust for resolving Pneumo Asbestos Claims in certain circumstances are attached as Attachment A to the Pneumo Abex TDP. These procedures include pro bono evaluation and mediation processes, as well as binding and non-binding arbitration procedures.
     The Pneumo Abex TDP contains a detailed discussion of the circumstances in which claims may be submitted to arbitration. With respect to all claims eligible for arbitration, the claimant, but not the Trust, may elect either non-binding or binding arbitration, provided that the claimant has first completed both the Trust’s Individual Review Process for Pneumo Asbestos Claims and either the pro bono evaluation or the mediation process contained in the alternative dispute resolution procedures. In any event, however, the awards that may result from the arbitration process shall not exceed the Maximum Value for any Pneumo Asbestos Claim except an Extraordinary Claim, in which case the arbitrator’s award shall not exceed the maximum permitted value for Extraordinary Claims (discussed above).
     The alternative dispute resolution procedures may be modified by the Trust with the consent of the TAC and the Future Claimants Representative.
     If the holder of a disputed claim disagrees with the Trust’s determination regarding the Disease Level of the claim, the claimant’s exposure history or the liquidated value of the claim, and if the holder has first submitted the claim to non-binding arbitration, the holder may file a lawsuit in the Claimant’s Jurisdiction (as defined in the Pneumo Abex TDP). The Pneumo Abex TDP contains detailed provisions concerning the conduct of any such lawsuit that may be filed and the procedures for paying any judgment that may result from any such lawsuit.
     3. Payment of Pneumo Asbestos Claims under the Pneumo Abex TDP
          a. Application of Payment Percentage
     After the Trust determines the liquidated value of a Pneumo Asbestos Claim, other than a claim involving Other Asbestos Disease (Disease Level I — Cash Discount Payment), the claimant will receive a pro rata share of that value based in a payment percentage (the “Payment Percentage”). The initial Payment Percentage for Pneumo

Asbestos Claims has been set at 100 percent (100%). That initial Payment Percentage has been calculated on the assumption that the Pneumo Asbestos Claims’ Average Values shall be achieved with respect to existing present claims and projected future claims.
     On the second anniversary of the Date of Finality, the Trustees shall make such adjustment to the initial Payment Percentage as they deem necessary and appropriate. Such adjustment may include increasing the Payment Percentage to a level above 100%. Notwithstanding the foregoing, the Trustees shall modify the initial Payment Percentage before the second anniversary of the Date of Finality if a material change occurs in either (i) the value of the assets being contributed to the funding of the Trust, or (ii) the projected liability of the Trust, which change the Trustees determine in the good faith exercise of their fiduciary obligations renders the continued application of a 100% Payment Percentage to Pneumo Asbestos Claims contrary to the requirements of section 524(g) of the Bankruptcy Code.
     At any time after the second anniversary of the Date of Finality, but no less frequently than every three (3) years thereafter, the Trustees may, with the consent of the TAC and the Future Claimants’ Representative, make any further adjustments to the Payment Percentage as they deem necessary and appropriate The Trustees shall reconsider the then-applicable Payment Percentage at any time if they deem such reconsideration to be appropriate or if requested to do so by the TAC or the Future Claimants’ Representative.
          b. Maximum Annual Payment and Maximum Available Payment
     The Trust will be empowered to pay out all of the income earned during a given year, together with a portion of its principal, calculated so that the application of the funds in the Pneumo Abex Subfund over its life will correspond with the needs created by the anticipated flow of claims. The Trust’s distributions to all holders of Pneumo Asbestos Claims in a given year shall not exceed such amount (the “Pneumo Asbestos Claims’ Maximum Annual Payment”).
     In distributing the Pneumo Asbestos Claims’ Maximum Annual Payment, the Trust will first allocate the amount in question to outstanding Pre-Date of Finality Liquidated Claims and to liquidated Pneumo Asbestos Claims involving Disease Level I (Cash Discount Payment), in proportion to the aggregate value of each group of claims. The remaining portion of the Pneumo Asbestos Claims’ Maximum Annual Payment (the “Pneumo Asbestos Claims’ Maximum Available Payment”), if any, will then be allocated and used to satisfy all other liquidated Pneumo Asbestos Claims, subject to any Claims Payment Ratio then in place.
          c. Claims Payment Ratio
     The Trust may establish for the Pneumo Abex Subfund a “Claims Payment Ratio”, which would provide that a certain amount of the funds paid out by the Pneumo Abex Subfund in any given year must go to holders of Pneumo Asbestos Claims in Disease Levels III — VII, as compared to Disease Level II. Any Claims Payment Ratio would not apply to Pneumo Asbestos Claims in Disease Level I.
     Because the initial Payment Percentage for Pneumo Asbestos Claims is 100%, however, there will not be an initial Claims Payment Ratio for the Pneumo Abex Subfund. The Trustees may establish a Claims Payment Ratio for the Pneumo Abex Subfund at a later date, however, in the event such Payment Percentage is decreased to below 100%.
          d. Exigent Hardship Claims
     The Trust may also designate certain Pneumo Asbestos Claims to be Exigent Hardship Claims, if the Trust determines in its sole discretion that (i) the claimant needs financial assistance on an immediate basis based on the claimant’s expenses and all sources of available income, and (ii) there is a causal connection between the claimant’s dire financial condition and the claimant’s asbestos-related disease. If a Pneumo Asbestos Claim is designated as an Exigent Hardship Claim, such claim shall be paid ahead of all other liquidated Pneumo Asbestos Claims except Pre-Date of Finality Liquidated Claims, and Disease Level I Claims, subject to the Pneumo Asbestos Claims’ Maximum Available Payment and any Claims Payment Ratio that may then be applicable to Pneumo Asbestos Claims.

     4. Treatment of Certain Pneumo Asbestos Claims Under the Pneumo Abex TDP
          a. Indemnity and Contribution Claims
     Pneumo Asbestos Claims for indemnity and contribution (“Indirect Pneumo Asbestos Claims”), if any, shall be subject to the same categorization, evaluation, and payment provisions of the Pneumo Abex TDP as all other Pneumo Asbestos Claims, subject to certain conditions and procedures germane to claims for indemnity and contribution.
          b. Pre-Date of Finality Liquidated Pneumo Asbestos Claims
     If a claimant asserts that his or her Pneumo Asbestos Claim was liquidated prior to the Date of Finality, the claimant shall submit all documentation required to demonstrate that the claim was liquidated by (i) a binding settlement agreement for the particular claim entered into prior to the Date of Finality that is judicially enforceable by the claimant, (ii) a jury verdict or non-final judgment in the tort system obtained prior to the Date of Finality, or (iii) by a judgment that became final and non-appealable prior to the Date of Finality (collectively, “Pre-Date of Finality Liquidated Claims”).
     The liquidated value of a Pre-Date of Finality Liquidated Claim will be the unpaid portion of the amount agreed to in the binding settlement agreement, the unpaid portion of the amount awarded by the jury verdict or non-final judgment, or the unpaid portion of the amount of the final judgment, as the case may be, plus interest, if any, that has accrued on that amount in accordance with the terms of the agreement, if any, or under applicable state law for settlements or judgments as of the Date of Finality; however, except as otherwise provided in the Pneumo Abex TDP, the liquidated value of a Pre-Date of Finality Liquidated Claim shall not include any punitive or exemplary damages. The amounts payable with respect to such claims shall not be subject to or taken into account in consideration of any Claims Payment Ratio for Pneumo Asbestos Claims, and the Pneumo Asbestos Claims’ Maximum Available Payment limitations, but shall be subject to the Pneumo Asbestos Claims’ Maximum Annual Payment and Payment Percentage provisions. In the absence of a Final Order of the Bankruptcy Court determining whether a settlement agreement is binding and judicially enforceable, a dispute between the claimant and the Trust over this issue shall be resolved pursuant to the same procedures in the Pneumo Abex TDP that are provided for resolving the validity and/or liquidated value of a Pneumo Asbestos Claim (i.e., arbitration and litigation in the tort system).
     5. Amendments to the Pneumo Abex TDP
     The Trustees, after consultation with the TAC and the Future Claimants Representative, and subject to the consent of the TAC and the Future Claimants Representative, may modify or amend the Pneumo Abex TDP, provided, however, that no amendment to the Pneumo Abex TDP shall be inconsistent with the limitations on amendments provided therein, and, in particular, the provisions limiting amendment of the Claims Payment Ratio set forth in Section 2.5 of the Pneumo Abex TDP and the Payment Percentage set forth in Section 4.2 of the Pneumo Abex TDP.
     Notwithstanding the foregoing:
          a. on the second anniversary of the Date of Finality, pursuant to Section 5.3(a)(4) of the Pneumo Abex TDP, the Trustees shall, without the consent of the TAC or Futures Representative, make any adjustments to the Disease Levels, presumptive Medical/Exposure Criteria, Matrix Values, and/or any other TDP provisions as they deem necessary and appropriate (the “Mandatory Adjustment”). If any said Mandatory Adjustment is made, the holders of Pneumo Asbestos Claims shall receive Supplemental Payments as provided in Section 5.1(c) of the Pneumo Abex TDP.
          b. on the second anniversary of the Date of Finality, pursuant to Section 4.2(a) of the Pneumo Abex TDP, the Trustees shall, without the consent of the TAC or Futures Representative, make such adjustment to the initial Payment Percentage as they deem necessary and appropriate. Such adjustment may include increasing the Payment Percentage to a level above 100%. To the extent that the Trustees make a Mandatory

Adjustment, the Trustees shall make Supplemental Payments pursuant to Section 5.1(c) of the Pneumo Abex TDP to claimants whose Pneumo Asbestos Claims previously have been paid by the Trust.
          c. before the second anniversary of the Date of Finality, pursuant to Section 4.2(a) of the Pneumo Abex TDP, the Trustees shall, without the consent of the TAC or Futures Representative, modify the initial Payment Percentage if a material change occurs in either (i) the value of the assets being contributed to the funding of the Pneumo Abex Subfund, or (ii) the projected liability of the Pneumo Abex Subfund, which change the Trustees determine in the good faith exercise of their fiduciary obligations renders the continued application of a 100% Payment Percentage to Pneumo Asbestos Claims contrary to the requirements of section 524(g) of the Bankruptcy Code.
G.	Voting by Holders of Pneumo Asbestos Claims
     Votes are being solicited from holders of Pneumo Asbestos Claims to accept or reject the Plan as it implements the Plan A Settlement. By submitting a vote to accept or reject the Plan as it implements the Plan A Settlement, a holder of a Pneumo Asbestos Claim is voting on the Plan as it includes and is proposed to implement the terms of the Plan A Settlement (including the additional provisions contained in the Addendum). This is a separate and distinct vote from the votes that are being re-solicited from holders of Asbestos Personal Injury Claims on the Plan generally. Accordingly, a vote to accept the Plan A Settlement is a vote to approve the embodiment of the Plan A Settlement in the Plan and the implementation of the Plan A Settlement through the Plan.
     If the Plan A Settlement is accepted by at least 75 percent of the holders of Pneumo Asbestos Claims voting thereon (as specified in section 524(g)(2)(B)(ii)(IV)(bb) of the Bankruptcy Code), then the Plan A Settlement will be deemed accepted by such holders, whose claims will be separately classed into Class 5J-1 under the Plan for purposes of voting and treatment. If the other conditions to effectiveness of the Plan A Settlement are also satisfied, then the Plan A Settlement will come into effect as part of the Plan. If the Plan A Settlement is not accepted by the requisite majority of holders of Pneumo Asbestos Claims, or the other conditions to effectiveness of the Plan A Settlement are not satisfied, then the Plan B Settlement described in Section IV.D.3 above will come into effect as part of the Plan. The effect of either the Plan A Settlement or the Plan B Settlement coming into force is described in Section IV.E, above.
H.	Voting by Cooper and Pneumo Abex
     Cooper and Pneumo Abex have entered into a Plan Support Agreement with the Debtors, the Asbestos Claimants Committee and the Future Claimants Representative that will govern the voting of Cooper’s and Pneumo Abex’s claims on the Fourth Amended Plan. The Plan Support Agreement is attached to the Plan as Exhibit 8.24. As described in Section IV.C above, Cooper has submitted proofs of claim against all 23 of the U.S. Debtors and three (3) of the U.K. Debtors, while Pneumo Abex has submitted a proof of claim solely against FMP.
     As provided in the Plan Support Agreement, Cooper’s claims against four (4) of the Debtors (Federal-Mogul, F-M UK Holding Limited, FM International LLC, and Federal-Mogul Global Growth Limited) have been placed into new, separate classes of claims under the Fourth Amended Plan (specifically, Class 1Q, 33Q, 37Q and 62Q) that consist only of Cooper’s Claims against those Debtors. In addition, again as provided in the Plan Support Agreement, the Fourth Amended Plan provides for a Class 5Q that consists of all of the Claims of both Cooper and Pneumo Abex against FMP. The Plan Support Agreement provides that, in each of the five (5) Classes in which Cooper is entitled to vote its Claims, Cooper LLC will have a single vote to accept the Plan in an amount equal to the asserted amount of its proofs of claim (approximately $480 million) (subject to the conditions described more fully in Section 1(a) of the Plan Support Agreement). The Plan Support Agreement further provides that Pneumo Abex will be entitled to vote its Claim against FMP in an amount equal to the liquidated value of its proof of claim against FMP, which is approximately $2.1 million (subject to the conditions described more fully in Section 1(b) of the Plan Support Agreement). The Plan Support Agreement additionally provides that Cooper will not be entitled to exercise any voting rights on account of its proofs of claim against any of the Debtors other than Federal-Mogul, FMP, F-M UK Holding Limited, FM International LLC, and Federal-Mogul Global Growth Limited (which are the five (5) Debtors that were signatories to the 1998 PSA).

     Pursuant to the Plan Support Agreement, Cooper and Pneumo Abex have also (i) committed to vote to accept the Plan with all Claims on which they have a right to vote consistent with the Plan Support Agreement, (ii) agreed not to object to confirmation of the Fourth Amended Plan (or, as specified in the Plan Support Agreement, a materially similar plan of reorganization), and (iii) agreed to certain additional provisions which broadly provide that Cooper and Pneumo Abex will agree to support the Fourth Amended Plan and will not support any competing plan of reorganization that does not have the support of the Debtors, the Asbestos Claimants Committee and the Future Claimants Representative.
I.	Additional Disclosures Concerning the Pneumo Abex Settlement
     1. Disclosure Concerning PepsiAmericas, Inc. and the Pneumo Abex Settlement
     PepsiAmericas, Inc., as successor-in-interest to Whitman Corporation (f/k/a IC Industries, Inc.) (“PAS”) has filed multiple pleadings in the Debtors’ chapter 11 cases that evidence its opposition to both the Plan A Settlement and the Plan B Settlement. PAS additionally asserts that it has rights in the insurance policies listed on Exhibit A-1.1.96 to the Addendum, and that its alleged rights in those policies must be taken into account with respect to the Plan and the Plan A and Plan B Settlements. Specifically, PAS purchased and is the first named insured on over $800 million of 1971-1985 general liability insurance responsive to most of the underlying claims against Pneumo Abex (the “PAS Policies”). Pneumo Abex claims the benefit of the policies, as do PAS and its subsidiaries. The PAS Policies are the majority of insurance that is referred to in Plan A as the source for credits to Cooper to offset its $500 million promissory note, and the source of a stream of possible payments to the Trust. Other parties, including FMP and Cooper, to the extent they incur costs on account of Pneumo Abex liabilities, also have rights in the PAS Policies.
     PAS has further stated in filings with the Bankruptcy Court that it intends to oppose confirmation of the Plan and any approval of either the Plan A Settlement or the Plan B Settlement. Specifically, PAS has stated that it believes the terms of and legal basis for (i.e., Section 105(a) of the Bankruptcy Code) the Pneumo Asbestos Insurance Entity Injunction render the Plan unconfirmable as a matter of law. The Plan Proponents disagree with this conclusion, which is anticipated to be addressed at the Confirmation Hearing.
     The Plan Proponents, as well as Cooper and Pneumo Abex, believe that the structure of the Plan and the Addendum adequately preserves PAS’s rights, and that many other objections that PAS has asserted are without legal or factual merit. Accordingly, the Plan Proponents, Cooper and Pneumo Abex believe that any objections of PAS to the Plan or the Plan A or Plan B Settlements will ultimately be overruled by the Bankruptcy Court.
     2. Certain Insurance Issues Relating to Plan A Settlement
          a. Insurance Neutrality
     The Plan A Settlement provides for the transfer of the right to receive proceeds from insurance policies and coverage agreements related to the Pneumo Asbestos Claims to the Pneumo Abex Subfund on the Plan A Effective Date. The Plan A Settlement incorporates a general “insurance neutrality” provision that, in summary, provides that nothing in the Plan or the Plan Documents (including the Addendum) precludes any claims, defenses, rights, or causes of action that any insurer has or may have under or in connection with any Asbestos Insurance Policy or settlement agreement with respect thereto.
     The Plan A Settlement is also intended to be insurance neutral with respect to any rights that PAS may have in the insurance policies listed on Exhibit A-1.1.96 to the Addendum, because neither of the injunctions provided for in the Addendum applies to any rights of PAS to pursue insurance coverage. Specifically, because the Pneumo Protected Party Injunction applies only to liabilities associated with Pneumo Asbestos Claims and Wagner Asbestos Claims (as such terms are defined in the Addendum), and PAS does not allege that it has liability for Wagner Asbestos Claims or Pneumo Asbestos Claims, the Pneumo Protected Party Injunction does not affect PAS’s liability for asbestos claims that may be asserted against it. In addition, the Pneumo Asbestos Insurance Entity Injunction also does not apply to PAS’s claims against its insurers, because the claims of “entities holding rights to pursue Other Insurance Proceeds” are explicitly excluded from the terms of the Pneumo Asbestos Insurance Entity

Injunction. Other Insurance Proceeds, as defined in the Addendum, include any and all proceeds paid by insurers pursuant to, or actually derived from, any Pneumo Asbestos Insurance Policy, which proceeds are not attributable to or due on account of any Pneumo Asbestos Claim and which an entity other than Pneumo Abex (such as PAS) has contractual rights to receive. Accordingly, the Plan A Settlement is insurance neutral as to PAS.
     PAS disagrees with the Plan Proponents’ belief that the Plan A Settlement is insurance neutral as to PAS. PAS asserts that it has rights in the Pneumo Asbestos Insurance Policies, and that the assertion by PAS of its alleged rights in those policies could adversely affect the funding of the Pneumo Abex Subfund. For a number of reasons, including those set forth in Section IV.I.2.(b) below, the Plan Proponents disagree with this conclusion.
          b. Availability of Insurance Proceeds
     As described in Section IV.D.1.a above, the Pneumo Abex Subfund will be funded with $756 million, consisting of $256 million in cash and a $500 million promissory note payable in 25 annual installments of $20 million each. In addition, among other things, the Plan A Settlement provides for the transfer of the right to receive proceeds from insurance policies and coverage agreements related to the Pneumo Asbestos Claims to the Pneumo Abex Subfund on the Plan A Effective Date. In respect of insurance available to cover Pneumo Asbestos Claims, 90% of any insurance proceeds received by the Pneumo Abex Subfund shall be used to offset Cooper’s obligation under the $500 million note and 10% of any such insurance proceeds shall be retained by the Pneumo Abex Subfund until the twenty-fifth anniversary of the Plan A Date. Thereafter, up to 15% of such proceeds shall be retained by the Pneumo Abex Subfund. In the event no such proceeds are recovered, however, Cooper remains obligated to pay the entire amount of the $500 million promissory note to the Pneumo Abex Subfund.
     While the Pneumo Abex Subfund’s receipt of insurance proceeds in respect of Pneumo Asbestos Claims would provide a funding “cushion” and could expedite the Pneumo Abex Subfund’s payment of claims, the Pneumo Abex Subfund is designed to likely pay all claims at 100% of TDP-established values without the benefit of any insurance proceeds being recovered.
     The Debtors believe that they have certain limited rights with respect to the Pneumo Asbestos Insurance Policies pursuant to the 1994 Insurance Agreement, including, but not limited to, those policies issued by Columbia Casualty Company, Continental Casualty Company, and The Continental Insurance Company (collectively, the “CNA Entities”), in the event that the Debtors were to perform certain indemnity obligations with respect to Pneumo Asbestos Claims; however, those rights will never be exercised following the Effective Date of the Plan (except with respect to FM Proceeds) because under either the Plan A Settlement or the Plan B Settlement, the Reorganized Debtors’ and any Non-Debtor Affiliates’ indemnity obligations with respect to Pneumo Asbestos Claims will cease. In the event the Plan A Settlement is implemented, the Trust will receive the rights described in the first paragraph of this Section IV.I.2.(b). The CNA Entities, various other insurers, and PAS dispute that FMP has any interest in the Pneumo Asbestos Insurance Policies, and contest the legality of an assignment, if any, of their policies. In the event the Plan B Settlement is implemented, and the $140 million payment is made to Cooper and Pneumo Abex, no rights respecting the Pneumo Asbestos Insurance Policies will be transferred to the Trust, as Pneumo Asbestos Claims will continue to be assertable against parties other than the Debtors and the Reorganized Debtors in the tort system.
     3. Trust Indemnification Obligations In Connection With Plan A Settlement
     The Plan A Settlement provides for certain limited indemnifications on the part of the Trust in favor of Cooper, Pneumo Abex, and the other Pneumo Protected Parties. The Trust also has a certain indemnification obligation to the PCT Indemnified Parties under the Plan A Settlement, which primarily relates to liabilities derivative of Pneumo Asbestos Claims. Because the Trust’s indemnification obligations under the Plan A Settlement relate to the same liabilities that are channeled to the Trust pursuant to the Pneumo Protected Party Injunction, the Plan Proponents do not believe that the existence of these indemnity obligations in any way jeopardizes the likelihood that the Pneumo Abex Subfund will pay claims channeled to it at 100% of TDP-established values. In the event that the Pneumo Abex Claims are channeled to the Trust as proposed under the Plan A Settlement, these indemnity obligations never will be triggered or will be nominal.

     The Trust is not assuming Pneumo Abex’s indemnification obligations to PAS, nor is the Trust undertaking any of Pneumo Abex’s existing obligations to PAS or to any other third party. Such obligation will remain with Pneumo Abex and will be satisfied by Pneumo Abex. Thus, Pneumo Abex will continue to satisfy its contractual obligations to third parties that existed prior to the transfer of Pneumo Abex to the Trust without the use of the assets of the Pneumo Abex Subfund or other Trust Assets.
V. MISCELLANEOUS MATTERS
A.	Settlement with Center for Claims Resolution and Sureties
     In April and May 2005, the Bankruptcy Court approved two interrelated settlements with the Center for Claims Resolution (the “CCR”) and the issuers of certain surety bonds (the “Sureties”) that guaranteed the obligations of Federal-Mogul Corporation to the CCR. The first of these settlement agreements was an agreement between the Debtors, the Official Committee of Asbestos Claimants, the Official Committee of Unsecured Creditors, the Legal Representative for Future Asbestos Claimants, the CCR, various members of the CCR, and the Sureties whereby the CCR agreed to compromise its Claims relating to the Debtors and, in particular, its alleged right to draw on the bonds issued by the Sureties in an amount up to approximately $183 million. Pursuant to that agreement, the parties agreed that the CCR could effect a draw of $28,000,000 on the surety bonds in exchange for releasing all of its other Claims against the Debtors and agreeing to a cancellation of the surety bonds.
     The second of the settlement agreements was an agreement between the Debtors, the Official Committee of Asbestos Claimants, the Official Committee of Unsecured Creditors, the Legal Representative for Future Asbestos Claimants, and the Sureties, whereby the Sureties agreed to compromise their Claims against the Debtors in exchange for a single Allowed Secured Claim against Federal-Mogul Corporation for $28,000,000 (i.e., an identical amount to that of the CCR’s draw on the surety bonds). The Fourth Amended Plan reflects the treatment for the Surety Claims consistent with the settlement agreement, which mirrors that afforded to the holders of Bank Claims under the Plan. Specifically, the Sureties will receive senior, secured term loans in the aggregate amount of $22,764,000 to be repaid under the Reorganized Federal-Mogul Secured Term Loan Agreement and related documents, and Reorganized Federal-Mogul Junior Secured PIK Notes in the aggregate amount of $5,236,000. The Sureties were also added within the definition of Protected Party and Released Party under the Plan, and incorporated into the releases and injunctions contained within Article IX of the Plan.
     The Fourth Amended Plan provides, in accordance with these agreements, that the holders of Surety Claims shall have an Allowed Class 1C Claim against Federal-Mogul Corporation in the amount of $28,000,000. In consideration of that treatment, the holders of Surety Claims will receive no other distribution under the Plan on account of their Claims. Based on the provision by the Plan of the treatment set out in the settlement agreements, the holders of Surety Claims are deemed for voting purposes to have accepted the Plan.
     The Debtors, the Sureties, and the other parties to this agreement further agreed that the Sureties would be entitled to adequate protection upon the CCR’s draw on the surety bonds through the Effective Date (or on the occurrence of certain other specified termination events) on terms comparable to the adequate protection provided to the Debtors’ prepetition lenders in connection with the Debtors’ existing debtor-in-possession financing. The Sureties were also entitled under the terms of the settlement agreement to receive $1,100,000 in full satisfaction of their Claims against the Debtors for fees and expenses in connection with the Debtors’ chapter 11 cases, and to receive ongoing fees and expenses in an amount up to $10,000 per month through the Effective Date.
B.	Employment of José Maria Alapont and Stock Option Agreement
     On February 2, 2005, Federal-Mogul Corporation entered into an Employment Agreement (the “Employment Agreement”), with José Maria Alapont, pursuant to which Mr. Alapont was hired to serve as Federal-Mogul Corporation’s President and Chief Executive Officer effective as of March 1, 2005. Mr. Alapont was subsequently elected to Federal-Mogul Corporation’s Board of Directors and became Chairman of the Board of Directors on June 23, 2005. The Bankruptcy Court entered an order on January 27, 2005 approving Federal-Mogul Corporation’s entry into the Employment Agreement.

     The Employment Agreement contemplated that the Plan Proponents would amend the Plan so that, as soon as practicable after the Effective Date, Reorganized Federal-Mogul shall grant Mr. Alapont non-qualified stock options to purchase the number of shares of Reorganized Federal-Mogul Class A Common Stock equivalent to four percent (4%) of the number of shares of the Reorganized Federal-Mogul Class A Common Stock and the Reorganized Federal-Mogul Class B Common Stock. The grant of such non-qualified stock options shall be subject to the terms and conditions in the Stock Option Agreement attached to the Plan as Exhibit 8.3.15 (the "Stock Option Agreement"), which will be entered into by Reorganized Federal-Mogul and Mr. Alapont on the Effective Date. In addition, as soon as practicable after the Effective Date, Reorganized Federal-Mogul shall authorize the issuance of the number of shares of Reorganized Federal-Mogul Class A Common Stock necessary to fulfill the provisions of Section 8.3.15 of the Plan and the Stock Option Agreement.
     The material terms of the Stock Option Agreement provide, consistent with the relevant terms of the Plan, that Mr. Alapont shall receive an option to purchase 4,000,000 shares of Reorganized Federal-Mogul Class A Common Stock, which is equivalent to 4% of the aggregate number of shares of the Reorganized Federal-Mogul Class A Common Stock and the Reorganized Federal-Mogul Class B Common Stock as of the Effective Date. The exercise price for the options shall be $19.50 per share, which is within the range of the fair market value of a share of Reorganized Federal-Mogul Class A Common Stock based on the valuation of the equity of Reorganized Federal-Mogul set forth in the expert valuation report prepared by Jefferies & Company which is attached hereto as Exhibit A. Mr. Alapont’s options shall be exercisable with respect to 20% of the total shares covered by the option as of March 23, 2006 (which is the first anniversary of the effective date of the Employment Agreement), and will subsequently become exercisable for an additional 20% of the shares covered thereby on each of the succeeding four (4) anniversaries of the effective date of the Employment Agreement. The Stock Option Agreement provides that the options shall expire seven (7) years after granting, and may also be terminated within five (5) years of the Effective Date of the Employment Agreement (with respect to any options that have not yet become exercisable) upon the termination of Mr. Alapont’s employment under certain circumstances.
     Additional terms of the Stock Option Agreement may be found in the Stock Option Agreement itself, which is attached to the Plan as Exhibit 8.3.15 thereto.
C.	Corporate Governance Matters
     The Third Amended Plan contemplated that a number of documents relating to the governance of Reorganized Federal-Mogul would be filed with the Bankruptcy Court as exhibits to the Plan (as described in this Section V.C, the “Corporate Governance Documents”). As of the date of the hearing to approve this Supplemental Disclosure Statement, the Plan Proponents filed the following exhibits to the Plan:
•	Exhibit 8.3.6(b) (Letter Agreement)

•	Exhibit 8.3.9 (Form of Registration Rights Agreement);

•	Exhibit 8.3.11 (Form of Lockup Agreement);

•	Exhibit 8.3.12(1) (Proposed Certificate of Incorporation of Reorganized Federal-Mogul Corporation); and

•	Exhibit 8.3.12(2) (Proposed By-Laws of Reorganized Federal-Mogul Corporation).
Each of the Corporate Governance Documents corresponds with terms of the Fourth Amended Plan. There are certain differences between the provisions of the Third Amended Plan and the exhibits thereto, on the one hand, and the Corporate Governance Documents and the provisions of the Fourth Amended Plan relating thereto, on the other hand, which are discussed below:

     1. Proposed Certificate of Incorporation and By-Laws of Reorganized Federal-Mogul Corporation
     The Fourth Amended Plan contemplates that Federal-Mogul Corporation will be reincorporated after the Effective Date as a Delaware corporation. The Proposed Certificate of Incorporation and Proposed By-Laws provide, however, that the Plan Proponents reserve the right to have Federal-Mogul Corporation remain a Michigan corporation after the Effective Date of the Plan and adopt an amended and restated Certificate of Incorporation in Michigan. A final determination on this issue will be made after the completion of certain tax analyses. In the event that Federal-Mogul Corporation remains a Michigan corporation, the Plan Proponents will file a revised Certificate of Incorporation with the Bankruptcy Court. Subject to the review of Michigan counsel, the Plan Proponents anticipate that the material terms of any revised Certificate of Incorporation should be largely consistent with the material terms set forth in the Proposed Certificate of Incorporation.
     Under the Proposed Certificate of Incorporation, Reorganized Federal-Mogul Corporation shall initially have nine (9) directors. The holders of the Reorganized Federal-Mogul Class B Stock (i.e., the Trust) will initially have the ability to elect three directors (as was the case under the prior Plan); however, in the event the Call is exercised, the Plan now provides that the number of directors to be elected by the holders of the Reorganized Federal-Mogul Class B Stock will be reduced from three to as few as zero. The holders of the Reorganized Federal-Mogul Class A Common Stock shall be entitled initially to elect the remaining six (6) directors, one of whom shall be José Maria Alapont, the President and Chief Executive Officer of Federal-Mogul Corporation.
     2. Letter Agreement
     In accordance with the Letter Agreement attached to the Plan as Exhibit 8.3.6(b), the Plan further provides that another one of the initial six (6) directors elected by the holders of the Reorganized Federal-Mogul Class A Common Stock will be Neil Subin, who is presently Chairman of the Unsecured Creditors Committee. Furthermore, if Thornwood exercises the Call, the parties agreed that Thornwood will vote all of its equity interests in Reorganized Federal-Mogul in favor of Mr. Subin for a period of at least two (2) years from the Effective Date.
     In addition to the provisions concerning the election of directors, the Letter Agreement contains certain other provisions relating to the corporate governance of Reorganized Federal-Mogul.
     3. Form of Lockup Agreement
     On the Effective Date, Reorganized Federal-Mogul, the Trust and Thornwood will enter into a Lockup Agreement substantially in the form of the Lockup Agreement attached to the Plan as Exhibit 8.3.11. Except as provided therein, the Lockup Agreement restricts the Trust and Thornwood from making any transfer of their shares of Reorganized Federal-Mogul Class A or Class B Common Stock, as applicable, prior to the date that is six (6) months after the Effective Date, except in accordance with the Stock Option Agreement. The Lockup Agreement provides further restrictions on the transfer of the Common Stock of Reorganized Federal-Mogul and provides, in certain transfers, rights to the non-transferring party, including a right of first offer to purchase the shares from the transferring stockholder and a right to participate in the proposed transfer as a transferring stockholder. The full details of the Lockup Agreement are contained in the agreement itself, which has been filed with the Bankruptcy Court as Exhibit 8.3.11 to the Plan.
     4. Form of Registration Rights Agreement
     Under the terms of the form of Registration Rights Agreement attached as Exhibit 8.3.7 to the Third Amended Plan, Reorganized Federal-Mogul would have been obligated to file with the SEC as soon as practicable after the Effective Date a registration statement on Form S-1 permitting the resale of Reorganized Federal-Mogul securities to be issued under the Plan. Under the revised proposed Registration Rights Agreement attached to the Fourth Amended Plan as Exhibit 8.3.9 (the “Registration Rights Agreement”), a registration will only be effected by Reorganized Federal-Mogul if requested by an Initiating Holder. Initiating Holders are Major Holders (as defined in the Registration Rights Agreement) that own in the aggregate more than 20% of the then-outstanding Reorganized Federal-Mogul Class A Common Stock, Reorganized Federal-Mogul Class B Common Stock, or

Reorganized Federal-Mogul Junior Secured PIK Notes. Promptly after receiving a registration request from an Initiating Holder that complies with the terms of the Registration Rights Agreement, Reorganized Federal-Mogul will give notice of the request to all other Holders (as defined in the Registration Rights Agreement) of the Reorganized Federal-Mogul Class A Common Stock, the Reorganized Federal-Mogul Class B Common Stock, the PIK Debt and the Warrants, and such Holders may join in the request to effect a registration of the registrable securities. Initiating Holders may request three (3) such registrations, consisting of (i) a request by Thornwood Associates; (ii) a request by the Trust; and (iii) a request by either Thornwood Associates once it has already made one, or a request by the Trust, once it has already made one, or a request by another Initiating Holder.
     In addition, under the proposed Registration Rights Agreement, Reorganized Federal-Mogul is obligated to use its best efforts to qualify for registration on Form S-3 under the Securities Act of 1933, as amended, for secondary sales. If Reorganized Federal-Mogul qualifies for the use of Form S-3, then the Holders will have the right to request three (3) registrations on Form S-3, consisting of (i) a request by Thornwood; (ii) a request by the Trust; and (iii) a request by either Thornwood, once it has already made one, or a request by the Trust, once it has already made one, or a request by another Holder. Also, if Reorganized Federal-Mogul is registering its own equity securities with the SEC, then Reorganized Federal-Mogul is required to use its best efforts to include in such registration certain equity securities of the holders of registration rights requesting inclusion in such Reorganized Federal-Mogul registration.
     These registration rights are subject to the limitations and conditions set forth in the proposed Registration Rights Agreement. The full details of the proposed Registration Rights Agreement are contained in the agreement itself, which has been filed with the Bankruptcy Court as Exhibit 8.3.9 to the Plan.
D.	Estimation Hearing and Appeal
     In June and July 2005, Senior United States District Court Judge Joseph H. Rodriguez held a hearing to estimate the value of all pending and future United States and United Kingdom asbestos personal injury claims against T&N Limited (the “Estimation Hearing”). Following the Estimation Hearing, in an opinion dated September 13, 2005, Judge Rodriguez issued a final order estimating the U.S. asbestos personal injury liabilities of T&N Limited at $9 billion, and the U.K. asbestos personal injury liabilities of T&N Limited at £229 million (the “Estimation Decision”). See In re Federal-Mogul Global Inc., 330 B.R. 133 (D. Del. 2005). On September 15, 2005, the Official Committee of Asbestos Property Damage Claimants, who had asserted at the Estimation Hearing that T&N Limited’s U.S. asbestos personal injury liabilities should be estimated at no more than $2.5 billion, filed a notice of appeal of the Estimation Decision to the United States Court of Appeals for the Third Circuit (the “Estimation Appeal”). The Asbestos Claimants Committee and the Future Claimants Representative are named as appellees in the Estimation Appeal.
     The parties briefed the Estimation Appeal in early 2006, and oral arguments were set to begin before the Third Circuit on January 22, 2007. On January 17, 2006, however, the parties filed a joint motion with the Third Circuit to stay the Estimation Appeal and adjourn oral arguments pending the completion and documentation of agreements settling virtually all of the Asbestos Property Damage Claims against the Debtors. The completion of these settlements would resolve the objection of the Asbestos Property Damage Claimants Committee to the Plan and moot the dispute underlying the Estimation Appeal. The Court of Appeals granted the motion on January 18, 2007 and stayed the appeal.
     If the pending settlement agreements are executed as anticipated, the parties will ask the Third Circuit to stay the Estimation Appeal further until confirmation of the Fourth Amended Plan, at which time the Estimation Appeal will be dismissed. If, however, the pending settlements are not executed or the Fourth Amended Plan is not confirmed, the Asbestos Property Damage Committee has advised the Plan Proponents that it intends to revive the Estimation Appeal and pursue oral arguments before the Third Circuit. The Asbestos Property Damage Committee has asserted that if the Estimation Appeal goes forward and the Estimation Decision is vacated by the Third Circuit, and there is a later reduction in the estimated amount of the U.S. asbestos personal injury liabilities of T&N, it believes the Fourth Amended Plan may not be confirmable. The Plan Proponents do not agree with this conclusion.
E.	Additional Disclosures Concerning Asbestos-Related Insurance:

     1. Wagner Insurance Litigation/Mediation
     As described in the Third Amended Disclosure Statement (at Section IV.J.4), on December 7, 2001, Dresser Industries, Inc. (now known as DII Industries, Inc.) (“Dresser”) commenced an adversary proceeding (the “Adversary Proceeding”) against Federal-Mogul Products, Inc. (“FMP”), and over seventy defendant insurers (the “Defendant Insurers”). The Defendant Insurers issued insurance policies in the 1960s, 1970s, and 1980s to Studebaker-Worthington, Inc. (“Studebaker-Worthington”) and/or McGraw-Edison Company (“McGraw-Edison”). In its cross-complaint in the Adversary Proceeding, FMP contends that, as the corporate successor to Wagner Electric Corporation (“Wagner”), which is a former New Jersey-based subsidiary of those companies, FMP has rights under the insurance policies at issue. In its complaint, Dresser similarly contended that, as the corporate successor to other former subsidiaries of those companies, Dresser also had rights under those insurance policies. Dresser’s and FMP’s respective claims to coverage under the policies are based on the terms of the relevant policies and applicable state law.
     The Defendant Insurers deny that they owe any coverage obligations to FMP. Like Dresser and FMP, the insurers have made arguments based entirely on state law. With respect to FMP, the Defendant Insurers contend that Wagner was never an insured under most of the policies at issue (the so-called “named insured” issue) and that, even if Wagner were insured under some policies, FMP cannot claim coverage rights as Wagner’s corporate successor.
     From its commencement in December 2001 until mid-2004, the parties litigated various issues in the Adversary Proceeding, as detailed in the Third Amended Disclosure Statement. On July 1, 2004, however, the parties agreed to stay the Adversary Proceeding in favor of mediation. After two years of mediation, litigation in the Adversary Proceeding resumed on July 6, 2006. Since the Adversary Proceeding resumed, FMP and the Defendant Insurers have submitted various briefs to the Court, but no whole or partial resolution of the Adversary Proceeding has been reached.
     Although Dresser was the original plaintiff in the Adversary Proceeding, Dresser has dismissed its claims against most of the defendants in the Adversary Proceeding and is now in the process of dismissing its remaining claims. On November 18, 2004, this Court approved an agreement known as the “Partitioning Agreement” between Dresser, FMP, Cooper Industries, Inc., and the Studebaker-Worthington and McGraw-Edison insurers. In that agreement, the parties agreed that the unexhausted aggregate limits for each of the insurance policies at issue in the Adversary Proceeding will be divided such that, as between the parties to the agreement, Dresser will have exclusive access to fifty percent (50%) of the unexhausted limits for each policy, and FMP and Cooper will share in access to the other fifty percent (50%). Thus, the Debtors anticipate that Dresser will no longer pursue claims in the Adversary Proceeding and soon will no longer be a party thereto.
     Based on Dresser’s anticipated withdrawal from the Adversary Proceeding, certain of the Defendant Insurers (the “Certain Insurers”) have filed a motion (the “Abstention Motion”) asking the District Court presiding over the Adversary Proceeding to abstain from conducting further proceedings in the case. The Certain Insurers argue that there no longer are any bankruptcy issues in the case and therefore that mandatory abstention, or, in the alternative, discretionary abstention, applies. The Certain Insurers base this argument on their assertion that, whereas Dresser’s claims raised issues of bankruptcy law, FMP’s claims do not. The Debtors have asserted that FMP’s claims for coverage are substantially similar to Dresser’s claims for coverage, and thus raise as many (or as few) bankruptcy issues as did Dresser’s claims. Indeed, Dresser’s claims were based on state law and FMP’s claims also are based on state law.
     Although the Debtors disagree with the Certain Insurers’ apparent belief that Dresser’s withdrawal from the Adversary Proceeding altered the jurisdictional landscape and the nature of the claims at issue, the Debtors agree with the Certain Insurers’ assertion that FMP’s claims are generally based on state law. FMP has filed a response to the Abstention Motion indicating that it does not disagree with the general proposition that state court issues should be resolved by state courts. However, FMP has asked the District Court to refrain from abstaining until after it has resolved certain matters that have been fully briefed in that Court.
     Because FMP contends that New Jersey is the state with the most substantial relationship to the relevant parties and events during all of the years at issue, FMP has filed a complaint in the Superior Court of New Jersey seeking a declaration as to its coverage rights under the policies as well as damages for breach of contract and bad faith. That case is captioned Federal-Mogul Products, Inc. v. Ace Property & Casualty Ins. Co., et al., Docket No. L-002535-06 (Morris County). As of this writing, no other state court actions pertaining to FMP’s coverage rights under policies issued by the Defendant Insurers are pending. Certain Insurers have filed a motion in the Bankruptcy Court seeking leave pursuant to 11 U.S.C. § 362(d) to file a coverage action against FMP in New York state court. FMP has opposed that request. As of the date of this Supplemental Disclosure Statement, a motion is pending with the District Court to withdraw the automatic reference with respect to the Certain Insurers’ motion to lift the automatic stay, and the District Court has stayed any further proceedings in the Bankruptcy Court concerning the lift-stay motion until the motion to withdraw the automatic reference is ruled upon by the District Court.
     2. Insurance Settlements Entered Into by Federal-Mogul Products, Inc.
     The Debtors have entered into several insurance-related settlements since approval of the Third Amended Disclosure Statement which relate to insurance policies at issue in the Adversary Proceeding described in Section V.E.1, above. Specifically, FMP has entered into three (3) settlement agreements with various issuers of the so-called Wagner insurance policies, which insurance is discussed in detail at Section IV.J.4 of the Third Amended Disclosure Statement. Those settlements are: (i) a settlement with North Star Reinsurance Corporation, which was approved by the Bankruptcy Court by order entered on March 15, 2005, pursuant to which FMP received approximately $516,000 in proceeds, (ii) a settlement with KWELM Management Services Limited, as runoff agent for various insurers, which was approved by the Bankruptcy Court by order entered on July 21, 2005, pursuant to which FMP received approximately $2 million in proceeds, and (iii) a settlement with Lumbermens Mutual Casualty Company, for which Bankruptcy Court approval is pending as of the date of this Supplemental Disclosure Statement, pursuant to which FMP expects to receive approximately $5.8 million in proceeds. Pursuant to each of these settlements, FMP and the relevant insurer(s) agreed to a release of all of FMP’s asbestos-related claims under the relevant policies in exchange for a cash payment by the insurers to FMP (or, in the case of Lumbermens, into escrow pending confirmation of the Plan). Those cash payments will, on the Effective Date or as soon as practicable thereafter, be transferred to the Trust.
     3. Insurers’ and Other Parties’ Assertions Relating to Insurance Recoveries
     As is described in detail in the Third Amended Disclosure Statement, the Supplemental Disclosure Statement, and the Plan, on the Effective Date the Debtors will transfer certain asbestos-related insurance rights, recoveries, and other asbestos insurance-related assets to the Trust. Certain insurers and other parties in the Reorganization Cases allege that the insurers have coverage and other defenses, some of which may be addressed by the Bankruptcy Court at the Confirmation Hearing, that would, if successful, limit or eliminate insurance coverage for some Asbestos Personal Injury Claims. Those certain insurers and other parties further allege that, if those coverage and other defenses are successful, there may be a negative impact upon recoveries to holders of affected Asbestos Personal Injury Claims. The Plan Proponents anticipate that these issues will be resolved principally through post-Effective Date coverage litigation with the relevant insurers.
     MagneTek, Inc. (“MagneTek”) has asserted that the Asbestos Insurance Entity Injunction contained in Section 9.3.3 of the Plan renders to the Plan unconfirmable to the extent such injunction purports to bar MagneTek from pursuing insurance proceeds. The Plan Proponents disagree with this assertion.
F.	Option to Elect Stock Distributions for Holders of Unsecured Claims Against the U.S. Debtors
     1. General Information Concerning the Stock Election
     In January 2007, prior to the Bankruptcy Court’s approval of this Supplemental Disclosure Statement, several institutional purchasers of trade-based Unsecured Claims against the U.S. Debtors objected to approval of this Supplemental Disclosure Statement, the proposed procedures for soliciting and/or resoliciting votes on the Plan described herein, and additionally evidenced an intention to object to confirmation of the Fourth Amended Plan. Those claims purchasers filed their objections as the “Ad Hoc Committee of Certain Unsecured Creditors” (the “Ad Hoc Committee”). In summary, the basis for the Ad Hoc Committee’s objections was that, in their view, the distribution of 49.9% of the common stock to the holders of Noteholder Claims represented an excessive recovery to those holders when compared to the Cash distribution to be provided to holders of Unsecured Claims against the

U.S. Debtors under the Fourth Amended Plan. The Plan Proponents disagreed with those assertions based on, among other things, the enterprise valuation for Reorganized Federal-Mogul described in Section VI.A below and in Exhibit B to this Supplemental Disclosure Statement.
     Prior to the hearing to consider approval of this Supplemental Disclosure Statement, the Ad Hoc Committee and the Plan Proponents resolved the Ad Hoc Committee’s objections to the Supplemental Disclosure Statement and their intended objections to the Fourth Amended Plan by modifying the Plan to provide that holders of Unsecured Claims against the U.S. Debtors would have the opportunity to elect to receive their distributions under the Plan in Reorganized Federal-Mogul Class A Common Stock (“Class A Stock”) instead of Cash. Any holder of a Class H Unsecured Claim against a U.S. Debtor that so elects to receive their distribution in Class A Stock instead of Cash is referred to herein and in the Fourth Amended Plan as an “Electing Holder”. Additionally, counsel to the Ad Hoc Committee may seek compensation and reimbursement of its actual and reasonable fees and expenses incurred in these Reorganization Cases pursuant to Section 503(b) of the Bankruptcy Code. The Plan Proponents have agreed that so long as the amount sought in any such application does not exceed $150,000, the Plan Proponents will support and will not object to any such application.
     As agreed between the Plan Proponents and the Ad Hoc Committee, and as set forth in the Fourth Amended Plan, any holder of an Unsecured Claim against the U.S. Debtors as of January 22, 2007 may receive, at the holder’s option and in lieu of the proposed Cash distribution under the Fourth Amended Plan, a Pro Rata share of Class A Stock (the “Stock Election”). The Pro Rata share to be paid to an Electing Holder will be determined by reference to the total amount of (i) Allowed Class 1D Noteholder Claims, (ii) Allowed Class 1F Convertible Subordinated Debenture Claims (excluding Class 1F Claims which have converted or are deemed to have converted into Federal-Mogul Corporation common stock pursuant to Section 8.3.2 of the Plan), and (iii) the amount of Unsecured Claims against the U.S. Debtors on account of which the holders thereof elect to receive their distributions under the Plan in Class A Stock instead of Cash. If, however, if the aggregate amount of Allowed Class H Unsecured Claims against the U.S. Debtors exceeds $258.0 million, then each Electing Holder’s Pro Rata share of the stock shall be reduced ratably to reflect the reduced Cash distribution such Electing Holder would have received had such Electing Holder not made the Stock Election. If, at or prior to the Confirmation Hearing, the Plan Proponents believe that the aggregate amount of Allowed Class H Unsecured Claims against the U.S. Debtors is likely to exceed $258.0 million, then the Plan Proponents shall seek Bankruptcy Court approval of an appropriate withholding and reserve mechanism for the stock to be distributed to all Electing Holders pending the completion of the Claims allowance and reconciliation process for the applicable Debtors. As set forth in the Third Amended Disclosure Statement, the Plan Proponents believe, but cannot guarantee, that the total Allowed Class H Unsecured Claims against the U.S. Debtors will not exceed $258.0 million.
     2. Means By Which Holders of Class H Unsecured Claims Against the U.S. Debtors May Exercise the Stock Election
     The Debtors will send an election form, substantially in the form set forth in Exhibit 8.15.2.2 to the Plan (the “Election Form”), along with the notice of the Confirmation Hearing to all holders of Allowed Class H Unsecured Claims against the U.S. Debtors. The Election Forms shall be mailed to, and only be exercisable by, the owner of such Allowed Class H Unsecured Claims as of January 22, 2007, and any subsequent owner, assignee, or transferee shall not be entitled to make the Stock Election. For an election to be valid, any Election Form must be received by the Debtors on or before 45 days after this Supplemental Disclosure Statement is approved by the Bankruptcy Court. An Electing Holder must represent, at the time of its election, that it is not making the election as part of an agreement to sell the Class H Unsecured Claim or the Reorganized Federal-Mogul Class A Common Stock that it will receive on account of its election to any third party. Partial exercises of the Stock Election (i.e., attempts to elect to receive part of a distribution under the Plan in Cash and part in Class A Stock) are not permitted.
     If the holder of any disputed Class H Unsecured Claim against a U.S. Debtor wishes to make the Stock Election, such holder must file a motion for the estimation of such Class H Unsecured Claim for election purposes by the deadline to object to the Plan.
     3. Anticipated Effect of the Stock Election

     The Plan Proponents have been advised by the members of the Ad Hoc Committee, who held approximately $38-$40 million in face amount of Class H Unsecured Claims against the U.S. Debtors as of the date of this Supplemental Disclosure Statement, that those members intend to exercise the Stock Election. The Plan Proponents do not know how many other holders of Class H Unsecured Claims against the U.S. Debtors will exercise the Stock Election. The Plan Proponents anticipate, however, that many holders of trade-related Class H Unsecured Claims against the U.S. Debtors, and the holders of unsecured non-priority tax claims, environmental claims, and numerous resolved claims are likely to continue to prefer to receive their distributions under the Plan in Cash rather than exercise the Stock Election. In any event, the Plan Proponents’ financial advisors have determined that the Stock Election will not have an adverse impact on the distributions to holders of Noteholder Claims under the Fourth Amended Plan when compared to the projected distribution under the Third Amended Plan because (i) the face amount of Class H Unsecured Claims against the U.S. Debtors likely to make the Stock Election will be comparatively small when compared to the face amount of Noteholder Claims, (ii) the enterprise value of Reorganized Federal-Mogul has increased since the filing of the Third Amended Plan, and (iii) Reorganized Federal-Mogul will retain the Cash that would have been distributed to Electing Holders under the Plan had they not made the Stock Election.
G.	Business Restructuring of the Debtors and their Affiliates
     Since the filing and circulation of the Third Amended Plan and the Third Amended Disclosure Statement, the Debtors and their Non-Debtor Affiliates have undertaken various restructuring activities to streamline their operations, consolidate and take advantage of available capacity and resources, and ultimately achieve cost reductions. These restructuring activities include efforts to integrate and rationalize the businesses of the Debtors and their Non-Debtor Affiliates and to relocate manufacturing operations to best cost markets, and have included the closure of several facilities in the United States and abroad, as well as the acquisition of certain businesses outside of the United States by the Debtors’ Non-Debtor Affiliates.
     Following the Effective Date, the Reorganized Debtors intend to continue to operate their businesses as they have been operated to date, with the exception of such reorganization, divestitures and other restructurings as may be contemplated by the Plan. In addition, the Reorganized Debtors reserve the right, subject to such approvals of their respective boards of directors or shareholders as shall be required by law, to entertain and implement such opportunities for acquisitions, divestitures, restructuring or other internal reorganizations as shall be deemed appropriate under the circumstances. Specifically, the Debtors and their Non-Debtor Affiliates intend to continue to implement their global restructuring plan in order to enhance the efficiency of their operations and to achieve cost reductions where practicable.
VI. INFORMATION CONCERNING UPDATED VALUATION OF REORGANIZED FEDERAL-MOGUL AND FINANCIAL
PROJECTIONS
A.	Updated Valuation of Reorganized Federal-Mogul
     In connection with the Third Amended Plan, Jefferies & Company, Inc. (“Jefferies”), as the financial advisor to the Official Committee of Unsecured Creditors, performed an analysis with respect to the reorganization value of Reorganized Federal-Mogul on a going concern basis. The purpose of that reorganization value analysis was to determine the value available to distribute to holders of Claims and Interests pursuant to the Third Amended Plan and to analyze the relative recoveries to holders of Claims and Interests thereunder. That analysis was based on the financial projections being made at that time by the Debtors, as well as then-current market conditions and statistics. In that analysis, Jefferies concluded that the reorganization value of Reorganized Federal-Mogul for purposes of the Third Amended Plan was between approximately $4.0 billion to $4.4 billion. That range of valuations was set forth in the Third Amended Disclosure Statement.
     On October 14, 2004, Jefferies filed its expert valuation report with the Bankruptcy Court. That report set forth in detail the assumption and methodology underlying Jefferies’ determination of the reorganization value of Reorganized Federal-Mogul. That report also modified the reorganization value of Reorganized Federal-Mogul slightly, with Jefferies concluding that the range of reorganization value for Reorganized Federal-Mogul was approximately $4.1 billion to $4.4 billion. Jefferies’ expert valuation report also assumed that Reorganized Federal-Mogul would have total net debt (after accounting for excess cash to be held by Reorganized Federal-Mogul) of roughly $2.1 billion, leading to a residual equity value for Reorganized Federal-Mogul of $2.0 billion to $2.2 billion (with all figures rounded to the nearest $0.1 billion).
     For purposes of the Fourth Amended Plan, Jefferies updated the reorganization value of Reorganized Federal-Mogul, using similar methodology as in its prior analysis. The values for the revised analysis are as of an assumed Effective Date of March 31, 2007, and are based upon information available to and analyses undertaken by Jefferies through November 10, 2006. Based on that analysis, Jefferies concluded that the reorganization value of Reorganized Federal-Mogul is approximately $4.4 billion to $4.7 billion, with a residual equity value of $2.0 billion to $2.4 billion. In support of this analysis, Jefferies filed a second expert valuation report with the Bankruptcy Court on November 20, 2006.
B.	Updated Financial Projections for the Reorganized Debtors and their Non-Debtor Affiliates
     Contemporaneously with the filing of the updated expert valuation report, the Debtors also filed with the Bankruptcy Court in November 2006 updated financial projections concerning the Debtors’ estimate of their expected consolidated financial position, results of operations and cash flows of the Reorganized Debtors and their non-debtor Affiliates. The Projections include the following information:
•	Pro Forma Projected Consolidated Balance Sheet as of March 31, 2007.

•	Notes to Pro Forma Projected Consolidated Balance Sheet

•	Predecessor Company Projected Consolidated Statement of Operations for the calendar year ended December 31, 2006 and the three months ended March 31, 2007.

•	Successor Company Projected Consolidated Statements of Operations for the nine months ended December 31, 2007 and the calendar years ending December 31, 2008, 2009 and 2010.

•	Projected Consolidated Balance Sheets for the calendar years ending December 31, 2007, 2008, 2009 and 2010.

•	Predecessor Company Projected Consolidated Statements of Cash flow for the calendar year ended December 31, 2006 and the three months ending March 31, 2007.

•	Successor Company Projected Consolidated Statements of Cash Flow for the nine months ended December 31, 2007 and the calendar years ending December 31, 2008, 2009 and 2010.

•	Summary of Significant Projection Assumptions and Accounting Policies
Those financial projections update the similar financial projections that were submitted with the Third Amended Disclosure Statement, and are subject to the qualifications and the risk factors set forth in the Third Amended Disclosure Statement.

VII. CONCLUSION AND RECOMMENDATION
     The Plan Proponents believe that the Fourth Amended Plan is in the best interests of all holders of Claims and Equity Interests and urge all holders of Asbestos Claims to re-vote to accept the Fourth Amended Plan, and all holders of Pneumo Asbestos Claims to vote to accept the incorporation of the Plan A Settlement into the Plan, and to evidence such acceptances by returning their Ballots so that they will be actually received on or before 4:00 p.m. (prevailing Eastern Time), on April 6, 2007.

Dated: February 7, 2007
FEDERAL-MOGUL CORPORATION (for itself and on behalf of the Affiliated Debtors, as Debtors and Debtors in Possession)
By:
Robert L. Katz
Vice President and General Counsel

OFFICIAL COMMITTEE OF UNSECURED CREDITORS
By:

OFFICIAL COMMITTEE OF ASBESTOS CLAIMANTS
By:

JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT
By:

OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS
By:

ERIC D. GREEN, as THE FUTURE CLAIMANTS REPRESENTATIVE
By: